     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1996.
                                                       REGISTRATION NO. 333-4560

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE

                             SECURITIES ACT OF 1933

                            ------------------------

                         CARDIOVASCULAR DYNAMICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                              3841                             68-0328265
 (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            ------------------------
                         13900 ALTON PARKWAY, SUITE 122
                            IRVINE, CALIFORNIA 92718
                                 (714) 457-9546
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                               MICHAEL R. HENSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CARDIOVASCULAR DYNAMICS, INC.
                         13900 ALTON PARKWAY, SUITE 122
                            IRVINE, CALIFORNIA 92718
                                 (714) 457-9546
          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

            EDWARD M. LEONARD, ESQ.                             ALAN K. AUSTIN, ESQ.
        BROBECK, PHLEGER & HARRISON LLP                         DAVID J. SEGRE, ESQ.
             TWO EMBARCADERO PLACE                       WILSON, SONSINI, GOODRICH & ROSATI
                2200 GENG ROAD                                PROFESSIONAL CORPORATION
          PALO ALTO, CALIFORNIA 94303                            650 PAGE MILL ROAD
                (415) 424-0160                               PALO ALTO, CALIFORNIA 94306
                                                                   (415) 493-9300

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         CARDIOVASCULAR DYNAMICS, INC.

                             CROSS REFERENCE SHEET

         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
                     PROSPECTUS OF PART I ITEMS OF FORM S-1

       ITEM NUMBER AND HEADING IN FORM S-1 REGISTRATION
                           STATEMENT                             LOCATION IN PROSPECTUS
      ---------------------------------------------------  ----------------------------------
  1.  Forepart of the Registration Statement and Outside
      Front Cover Page of Prospectus.....................  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus.........................................  Inside Front Cover Page; Outside
                                                           Back Cover Page
  3.  Summary Information, Risk Factors and Ratio of
      Earnings to Fixed Charges..........................  Prospectus Summary; Risk Factors;
                                                           The Company
  4.  Use of Proceeds....................................  Use of Proceeds
  5.  Determination of Offering Price....................  Underwriting
  6.  Dilution...........................................  Dilution
  7.  Selling Security Holders...........................  Inapplicable
  8.  Plan of Distribution...............................  Outside and Inside Front Cover
                                                           Pages; Underwriting
  9.  Description of Securities to be Registered.........  Description of Capital Stock
 10.  Interests of Named Experts and Counsel.............  Legal Matters
 11.  Information with Respect to the Registrant.........  Inside and Outside Front Cover
                                                           Pages; Prospectus Summary; Risk
                                                           Factors; The Company; Use of
                                                           Proceeds; Dividend Policy;
                                                           Capitalization; Dilution; Selected
                                                           Financial Data; Management's
                                                           Discussion and Analysis of
                                                           Financial Condition and Results of
                                                           Operations; Business; Management;
                                                           Certain Transactions; Principal
                                                           Stockholders; Description of
                                                           Capital Stock; Shares Eligible for
                                                           Future Sale; Financial Statements
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities.....  Inapplicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 17, 1996

                                3,400,000 SHARES

                                      LOGO


                         CARDIOVASCULAR DYNAMICS, INC.

                                  COMMON STOCK
                            ------------------------


     All of the shares of Common Stock offered hereby are being offered by CardioVascular Dynamics, Inc. ("CVD" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price of the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. Upon completion of this offering, and assuming no exercise of the Underwriters' over-allotment option, EndoSonics Corporation ("EndoSonics") will own approximately 49% of the Company's outstanding Common Stock, and will be able to effectively control those matters requiring stockholder approval. See "Certain Transactions." Application has been made to have the Common Stock of the Company approved for quotation on the Nasdaq National Market under the symbol "CCVD."

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                       SEE "RISK FACTORS" ON PAGES 5-12.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                              UNDERWRITING
                                              PRICE TO       DISCOUNTS AND      PROCEEDS TO
                                               PUBLIC        COMMISSIONS(1)      COMPANY(2)
- -----------------------------------------------------------------------------------------------
Per Share................................         $                $                 $
- -----------------------------------------------------------------------------------------------
Total(3).................................         $                $                 $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, payable by the Company, estimated at $770,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 510,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the certificates for the shares of Common Stock will be available for delivery at the offices of Volpe, Welty & Company, One Maritime Plaza, San Francisco,
California, on or about             , 1996.
VOLPE, WELTY & COMPANY
              WESSELS, ARNOLD & HENDERSON
                             VECTOR SECURITIES INTERNATIONAL, INC.

                The date of this Prospectus is           , 1996

                                   [PICTURE]

     The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent auditors and make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


     Bullett is a registered trademark of CardioVascular Dynamics, Inc. Trademark applications are pending for the CVD logo, FACT, CAT, ARC, FOCUS, LYNX and Periflow. All other trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results described in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Risk Factors." Except as set forth in the financial statements or as otherwise specified herein, all information in this Prospectus
(i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects the conversion of the convertible obligation and all of the Company's outstanding shares of Preferred Stock into shares of Common Stock as a consequence of the offering made hereby, and (iii) reflects a 2-for-1 split of the Common Stock, effected May 2, 1996. See "Underwriting" and "Description of Capital Stock."


                                  THE COMPANY


     CardioVascular Dynamics, Inc. ("CVD" or the "Company") designs, develops, manufactures and markets catheters used to treat certain vascular diseases. The Company's catheters are used in conjunction with angioplasty and other interventional procedures such as vascular stenting and drug delivery. The Company's proprietary FOCAL and Multiple Microporous Membrane ("M3") technologies enable physicians to deliver therapeutic radial force, stents, drugs or contrast media accurately and effectively to the treatment site, and also allow the perfusion of blood during an interventional procedure. The Company believes that the combination of these technologies on a multiple-purpose catheter enables physicians to effectively perform challenging interventional procedures, resulting in improved treatment outcomes and lower costs. The Company has five issued and four allowed U.S. patents covering certain aspects of its catheter technologies. Since commencing commercial sales in 1994, the Company has sold more than 12,000 catheters.


     Cardiovascular disease, the leading cause of death in the United States, is caused principally by atherosclerosis. Atherosclerosis is a progressive and degenerative vascular disease in which cholesterol and other fatty materials are deposited on the walls of blood vessels, forming a build-up known as plaque. Treatments for atherosclerosis include drug therapy and open-heart bypass surgery. In addition, cardiologists are increasingly utilizing minimally invasive catheter-based treatments such as balloon angioplasty, atherectomy and laser angioplasty to treat atherosclerosis.


     Although catheter-based interventional therapies are generally successful in initially increasing blood flow, studies indicate that within twelve months after a traditional coronary balloon angioplasty between 30% and 50% of treated patients experience restenosis (generally defined as a 50% or greater reduction in the lumen diameter of the treated vessel). In addition, 5% to 8% of coronary balloon angioplasty patients experience acute reclosure of the treated vessel. Studies also indicate that 15% to 20% of atherosclerosis patients suffer from chronic total occlusions, a disease indication which in many such cases limits treatment options to bypass surgery. The Company believes that these challenges are inadequately addressed with existing, single function, uniform diameter angioplasty balloons.



     CVD has utilized its core proprietary technologies to develop catheters that provide clinical and cost benefits in the treatment of vascular diseases. The Company's catheters are designed to address three principal challenges facing cardiologists: restenosis of a treated vessel, chronic total occlusions and acute reclosure of a vessel during or soon after a procedure. The Company's patented FOCAL technology combines compliant and non-compliant balloon materials on a single catheter, creating an angioplasty balloon that has an adjustable, larger center diameter with fixed, smaller diameters at each end. These characteristics allow a single balloon to expand to multiple diameters, enabling the physician to perform interventional procedures in vessels of varying diameters and anatomical locations. The Company's proprietary M3 technology combines multiple membranes of polymeric balloon material to form a single balloon that enables the accurate delivery of drugs or contrast agents to the lesion or thrombus site. The M3 technology can also be utilized to provide perfusion of blood during an interventional procedure. The Company believes that the FOCAL and M3 technologies may enable physicians to cost-effectively treat vascular diseases by reducing the cost of those procedures which require more than one catheter.

                                  THE OFFERING


Common Stock offered by the Company.................  3,400,000 shares
Common Stock to be outstanding after the offering...  8,262,500 shares(1)
Use of proceeds.....................................  Product development, capital expenditures, clinical trials and
                                                      studies, working capital, direct sales
                                                      and marketing and repayment of amounts
                                                      owed to EndoSonics.
Proposed Nasdaq National Market symbol..............  CCVD


                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                   PERIOD FROM                                         THREE MONTHS
                                  MARCH 16, 1992                                          ENDED
                                  (INCEPTION) TO       YEAR ENDED DECEMBER 31,          MARCH 31,
                                   DECEMBER 31,     -----------------------------    ----------------
                                     1992(2)        1993(2)     1994       1995       1995      1996
                                  --------------    -------    -------    -------    ------    ------
STATEMENT OF OPERATIONS DATA:
Total revenue...................      $   --        $   126    $ 2,389    $ 4,103    $  409    $2,033
Charge for acquired in-process
  research and development(3)...          --         (2,001)        --       (488)       --        --
Loss from operations............        (323)        (2,878)    (1,022)    (2,976)     (664)     (404)
Net loss........................      $ (313)       $(2,849)   $  (971)   $(2,874)   $ (625)   $ (377)
Pro forma net loss per
  share(4)......................                               $ (0.25)   $ (0.65)   $(0.14)   $(0.08)
Shares used in computing pro
  forma net loss per share(4)...                                 3,860      4,425     4,389     4,469



                                                                           MARCH 31, 1996
                                                                     --------------------------
                                                                     ACTUAL      AS ADJUSTED(5)
                                                                     -------     --------------
BALANCE SHEET DATA:
Cash...............................................................  $ 8,655        $ 45,829
Working capital....................................................    6,748          43,922
Total assets.......................................................   11,770          48,944
Convertible obligation.............................................      750              --
Accumulated deficit................................................   (6,802)         (6,802)
Total stockholders' equity.........................................    6,551          44,475


- ---------------


(1) Based on shares outstanding at March 31, 1996. Includes the Common Stock to be outstanding upon conversion of the convertible obligation at an assumed initial public offering price of $12.00 (the "Convertible Obligation"). Does not include 977,000 shares reserved for issuance under options outstanding at March 31, 1996 at a weighted average price per share of $1.21, and 223,000 shares reserved for grant of future options under the Company's 1996 Stock Option/Stock Issuance Plan. Also excludes 80,000 common shares issuable upon exercise of a warrant outstanding at March 31, 1996 at an exercise price of $3.29 per share and 40,000 common shares issuable upon exercise of a warrant issued subsequent to March 31, 1996 at an exercise price of $3.29 per share. See Notes 2, 9 and 11 of Notes to Financial Statements.


(2) The period from March 16, 1992 (inception) to December 31, 1992 and the period from January 1, 1993 to June 9, 1993 reflect the operations of the predecessor to the Company. See Note 1 of Notes to Financial Statements.

(3) The charge for acquired in-process research and development reflects a change in the basis of the Company's assets and liabilities as a result of the acquisition by EndoSonics which has been allocated to the Company. See
    Note 1 of Notes to Financial Statements.

(4) See Note 1 of Notes to Financial Statements for information regarding the calculation of pro forma net loss per share.


(5) Adjusted to give effect to the conversion of the Convertible Obligation and the sale of 3,400,000 shares of Common Stock by the Company in the offering made hereby at an assumed initial public offering price of $12.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should consider carefully the following risk factors in addition to the other information presented in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results described in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the following risk factors.

     History of Operating Losses; Anticipated Future Losses; Future Capital Requirements. The Company was founded in 1992 and has experienced annual operating losses since its inception. Its net loss in 1995 was $2.9 million. The Company's accumulated deficit at March 31, 1996 was $6.8 million. The Company expects to continue to incur operating losses through at least 1997 and there can be no assurance that the Company will ever be able to achieve or sustain profitability in the future. The Company expects to incur substantial additional costs related to, among other things, clinical testing, product development, manufacturing scale-up and sales and marketing activities. The Company anticipates that its existing capital resources, including the net proceeds from this offering and the interest earned thereon, will be sufficient to fund its operations through 1997. The Company's future capital requirements will depend on many factors, including its research and development programs, the scope and results of clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in obtaining and enforcing patents or any litigation by third parties regarding intellectual property, the status of competitive products, the establishment and scale-up of manufacturing capacity, the establishment of sales and marketing capabilities, the establishment of collaborative relationships with other parties and costs related to the acquisition of new technologies and product development. The Company may require additional funds to finance these activities and for working capital requirements. The Company may seek such funds through additional financings, including private or public equity or debt offerings and collaborative arrangements with corporate partners. There can be no assurance that funds will be raised on favorable terms, if at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain technologies, product candidates or products that the Company would not otherwise relinquish. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Limited Sales to Date; Uncertainty of Market Acceptance. The Company's catheters are used in conjunction with angioplasty and other intravascular procedures such as vascular stenting and drug delivery. Although the Company has received regulatory clearance for a total of thirty-two products, only eight of such products have been marketed. Of those products which have been marketed, many have been marketed only in limited quantities or in certain markets, or are allowed to be marketed only in certain countries. In addition, while interventional catheters are widely used technologies, the Company's catheter designs are relatively new. The commercial success of the Company's products will depend upon their acceptance by the medical community as useful, cost-effective components of interventional cardiovascular and peripheral vascular procedures, including the acceptance by the medical community of stents and the availability and acceptance of therapeutic drugs for use in interventional procedures. The Company currently relies upon relationships with certain prominent doctors and researchers in the medical community to promote the uses and acceptance of its approved products. There can be no assurance that the Company will be able to maintain such relationships or establish additional relationships in the future. The erosion or loss of any such relationship could detrimentally affect the market acceptance of the Company's products. Failure of the Company's products to achieve such market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products."


     Dependence Upon New Products; Rapid Technological Change. The medical device industry generally, and the interventional catheter market in particular, are characterized by rapid technological change, changing customer needs, and frequent new product introductions. As a result, the useful lives of both the technology and products for the treatment of cardiovascular and peripheral vascular diseases are limited, in some instances to as little as twelve months. The Company's future success will depend upon its ability to develop, manufacture and introduce new products that address the needs of its customers. There can be no assurance that the Company will be successful in developing and marketing new products that achieve market acceptance or that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products. In addition, there can be no assurance that the Company's existing products will not be rendered obsolete as a result of technological developments or that the products that the Company has under development will not be rendered obsolete prior to the introduction of such products. See "Business -- Products."


     Fluctuations in Quarterly Operating Results. CVD's results of operations have varied significantly from quarter to quarter. The Company has experienced an operating loss for each of the last three years. Quarterly operating results will depend upon several factors, including the timing and amount of expenses associated with expanding the Company's operations, the conduct of clinical trials and the timing of regulatory approvals, new product introductions both in the United States and internationally, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and export sales, variations in foreign exchange rates, changes in third-party payors' reimbursement policies and healthcare reform. The Company does not operate with a significant backlog of customer orders, and therefore revenues in any quarter are significantly dependent on orders received within that quarter. In addition, the Company cannot predict ordering rates by distributors, some of whom place infrequent stocking orders. The Company's expenses are relatively fixed and difficult to adjust in response to fluctuating revenues. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results, and there can be no assurance that the Company will be able to achieve or maintain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Reliance on Patents and Proprietary Technology; Risk of Patent Infringement. While the Company owns certain issued and allowed U.S. patents and has additional U.S. and foreign patent applications pending, there can be no assurance that the Company's patent applications will issue as patents or that any issued patents will provide competitive advantages for the Company's products or will not be successfully challenged or circumvented by its competitors. The interventional cardiovascular market in general and the market for balloon angioplasty catheters (including the type of catheters offered by CVD) in particular has been characterized by substantial litigation regarding patent and other intellectual property rights. Although the Company believes that its products do not infringe other parties' patents and proprietary rights, there can be no assurance that its products do not infringe such patents or rights. In the event that any such third parties assert claims against the Company for patent infringement and such patents are upheld as valid and enforceable, the Company could be prevented from utilizing the subject matter claimed in such patents, or would be required to obtain licenses from the owners of any such patents or redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be so on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. In addition, foreign intellectual property laws may not provide protection commensurate with that provided by U.S. intellectual property laws, and there can be no assurance that foreign intellectual property laws will adequately protect the Company's intellectual property rights abroad. The Company also relies on trade secrets and proprietary technology and enters into confidentiality and non-disclosure agreements with its employees, consultants and advisors. There can be no assurance that the confidentiality of such trade secrets or proprietary information will be maintained by employees, consultants, advisors or others, or that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors in such a manner that the Company has no practical recourse. Litigation may be necessary to defend against claims of infringement or invalidity, to enforce patents issued to the Company or to protect trade secrets, and there can be no assurance that any such litigation would be successful. Any litigation could result in substantial costs to, and diversion of resources by, the Company and its officers, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents and Proprietary Information."

     Significant Competition. Competition in the market for devices used in the treatment of cardiovascular and peripheral vascular disease is intense, and is expected to increase. The interventional cardiology market is characterized by rapid technological innovation and change, and the Company's products could be rendered obsolete as a result of future innovations. The Company's catheters compete or will compete with catheters marketed by a number of manufacturers, including Advanced Cardiovascular Systems, Inc., a subsidiary of

Guidant Corporation ("ACS"), SCIMED Life Systems, Inc., a subsidiary of Boston Scientific Corporation ("SCIMED"), Johnson & Johnson Interventional Systems ("JJIS") and Cordis Corporation, subsidiaries of Johnson & Johnson, Medtronic, Inc., C.R. Bard, Inc. and Schneider USA, a subsidiary of Pfizer, Inc. In addition, the Company faces competition from manufacturers of other catheter-based devices, vascular stents and pharmaceutical products intended to treat vascular disease. Such companies have significantly greater financial, management and other resources, established market positions, and significantly larger sales and marketing organizations than does the Company. In addition, the Company believes that many of the customers and potential customers of the Company's products prefer to purchase catheter products from a single source. Accordingly, many of the Company's competitors, because of their size and range of product offerings, have a competitive advantage over the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies or products that are more clinically effective or cost effective than any that are being marketed or developed by the Company, or that such competitors will not succeed in obtaining regulatory approval for introducing or commercializing any such products prior to the Company. See "Business -- Competition."



     Limited Manufacturing Experience. The Company's success will depend in part on its ability to manufacture its products in compliance with ISO 9001, the FDA's Good Manufacturing Practices ("GMP") regulations, California Department of Health Services ("CDHS") licensing and other regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. The Company began manufacturing certain of its products at its facilities in July 1995. Accordingly, the Company has very limited experience in manufacturing its products. In addition, the Company currently intends to introduce a significant number of new products in 1996. The Company has also undergone and expects to continue to undergo regular GMP inspections in connection with the manufacture of its products at the Company's facilities. The Company's success will depend, among other things, on its ability to efficiently manage the simultaneous manufacture of different products and to integrate the manufacture of new products with existing products. There can be no assurance that the Company will not encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. The Company's failure to successfully commence the manufacturing of these new products, or to increase production volumes of new or existing products in a timely manner, would materially adversely affect the Company's business, financial condition and results of operations. Failure to increase production volumes in a timely or cost-effective manner or to achieve or maintain compliance with ISO 9001, GMP regulations, CDHS licensing or other regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.


     The Company purchases many standard and custom built components from independent suppliers and subcontracts certain manufacturing processes from independent vendors. Most of these components and processes are available from more than one vendor. However, certain manufacturing processes are currently performed by single vendors. While the Company believes that there are other vendors available to perform these processes, an interruption of performance by any of these vendors could have a material adverse effect on the Company's ability to manufacture its products until a new source of supply was qualified and, as a result, could have an adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing" and "Business -- Government Regulation."


     Management of Growth. The Company has historically relied on EndoSonics to perform certain activities on its behalf, including manufacturing, financial, regulatory and administrative functions. Since July 1995, CVD has conducted its manufacturing operations at its facilities in Irvine and also currently performs the financial, regulatory and administrative functions previously performed by EndoSonics. Accordingly, the Company has experienced a period of significant expansion of its operations that has placed a significant strain upon its management systems and resources. The Company has recently implemented a number of new financial and management controls, reporting systems and procedures. In addition, the Company has recently hired a significant number of employees and plans to further increase its total headcount. The Company also plans to expand the geographic scope of its customer base and operations. This expansion has resulted and will continue to result in substantial demands on the Company's management resources. The Company's ability to manage future expansion of its operations will require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and to expand, train and manage its employee work force. There can be no assurance that the Company will be able to do so successfully. The failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.



     Limited Marketing and Sales Resources; Dependence Upon Strategic
Partners. CVD intends to rely primarily on certain strategic relationships, medical device distributors and its direct sales organization to distribute its products. The Company's ability to distribute its products successfully depends in part on the marketing capabilities of its strategic partners. In recent years there has been significant consolidation among medical device suppliers as the major suppliers have attempted to broaden their product lines in order to respond to cost pressures from health care providers. This consolidation has made it increasingly difficult for smaller suppliers, such as the Company, to effectively distribute their products without a relationship with one or more of the major suppliers. The Company is currently marketing certain of its products through licensing agreements with SCIMED and ACS. In addition, Fukuda Denshi Company, Ltd. ("Fukuda") is the Company's exclusive distributor in Japan for certain of the Company's products. Fukuda is also responsible for obtaining regulatory approval for the Company's products in Japan. The Company's revenue from these relationships is dependent upon the efforts made by such parties and there can be no assurance that such efforts will be successful. There can be no assurance that the Company will be able to maintain or expand its relationships with its strategic partners or to replace its strategic partners in the event any such relationship were terminated. In the event of such a termination, the Company's ability to distribute its products would be materially adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.


     CVD currently has a limited marketing and sales staff. The Company intends to expand its direct sales force to market the Company's products, and intends to use a portion of the net proceeds from this offering to fund this expansion. However, there can be no assurance that CVD will successfully expand its direct sales and marketing organization, or that if expanded, such organization will be able to effectively distribute CVD's products. If CVD is unable to achieve distribution of its products through its direct sales organization, the Company's business, financial condition and results of operations would be materially adversely affected.

     The Company also has product development relationships with SCIMED and ACS. SCIMED currently funds certain research and development efforts undertaken by CVD in the area of combined drug delivery and coronary angioplasty. ACS conducts development work on the Company's perfusion technology. If CVD is unable to maintain its relationships with these or future strategic partners its product development efforts could be materially adversely affected, which would materially adversely affect the Company's business, financial condition and results of operations. See "Business -- Marketing and Sales" and "Business -- Strategic Relationships."


     Government Regulation. The manufacturing and marketing of the Company's products are subject to extensive and rigorous government regulation in the United States and in other countries. The Company believes that its success will be significantly dependent upon commercial sales of improved versions of its catheter products. The Company will not be able to market these new products in the United States unless and until the Company obtains approval or clearance from the FDA. Foreign and domestic regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed.



     If a medical device manufacturer can establish that a newly developed device is "substantially equivalent" to a legally marketed Class I or Class II device, or to a Class III device that the FDA has not called for a premarket approval ("PMA"), the manufacturer may seek clearance from the FDA to market the device by filing a premarket notification with the FDA under Section 510(k) of the Federal Food, Drug, and Cosmetic Act ("510(k)"). All of the 510(k) clearances received for the Company's catheters were based on substantial equivalence to legally marketed devices. There can be no assurance that 510(k) clearance for any future product or significant modification of an existing product will be granted or that the process will not be unduly lengthy. In addition, if the FDA has concerns about the safety or effectiveness of any of the Company's products, it could act to withdraw approval or clearances of those products or request that the Company present additional data. Any such actions would have a material adverse effect on the Company's business, financial condition and results of operations.

     If substantial equivalence cannot be established, or if the FDA determines that the device or the particular application for the device requires a more rigorous review to assure safety and effectiveness, the FDA will require that the manufacturer submit a PMA application that must be reviewed and approved by the FDA prior to sales and marketing of the device in the United States. The PMA process is significantly more complex, expensive and time consuming than the 510(k) clearance process and always requires the submission of clinical data. It is expected that certain of the Company's products under development will be subject to this PMA process. The Company currently has a non-exclusive, royalty-free right to submit PMA supplement applications utilizing an EndoSonics PMA as a reference and to manufacture and distribute CVD products as a supplement to the EndoSonics PMA. This agreement may be terminated in the event of breach upon 60 days notice by the non-breaching party, subject to the breaching party's right to cure. In the event of termination, the Company would be prohibited from submitting new PMA supplements referencing the EndoSonics PMA and would be required to seek independent FDA approval for any such products, which would have a material adverse effect on the Company's business, financial condition and results of operations.



     The Company is also required to register as a medical device manufacturer with the FDA and maintain a license with certain state agencies, such as the CDHS. As such, the Company is inspected on a routine basis by both the FDA and the CDHS for compliance with GMP regulations. These regulations require that the Company manufacture its products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. The Company has also undergone and expects to continue to undergo regular GMP inspections in connection with the manufacture of its products at the Company's facilities. Further, the Company is required to comply with various FDA requirements for labeling. The Medical Device Reporting laws and regulations require that the Company provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for unapproved applications. CVD has received FDA approval to market the FACT catheters, which utilize the FOCAL technology, for coronary balloon angioplasty. These catheters are marketed outside the United States for use in stent deployment. However, without specific FDA approval for stent deployment, these catheters may not be marketed by the Company in the United States for such use.



     Failure to comply with applicable regulatory requirements can, among other consequences, result in fines, injunctions, civil penalties, suspensions or loss of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. In addition, government regulations may be established in the future that could prevent or delay regulatory clearance or approval of the Company's products. Delays in receipt of clearances or approvals, failure to receive clearances or approvals or the loss of previously received clearances or approvals would have a material adverse effect on the Company's business, financial condition and results of operations.


     The Company is also subject to other federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices. The extent of government regulation that might result from any future legislation or administrative action cannot be accurately predicted. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products" and "Business -- Government Regulation."


     International sales of the Company's products are subject to the registration requirements of each country. The regulatory review process varies from country to country and may in some cases require the submission of clinical data. The Company typically relies on its distributors in such foreign countries to obtain the requisite regulatory approvals. There can be no assurance, however, that such approvals will be obtained on a timely basis or at all. In addition, the FDA must approve the export to certain countries of devices that require a PMA but are not yet approved domestically.


     The Company is in the process of implementing policies and procedures which are intended to allow the Company to receive ISO 9001 certification of its quality system. The ISO 9000 series of standards for quality operations has been developed to ensure that companies know the standards of quality to which they must adhere to receive certification. The European Union has promulgated rules which require that medical products receive by mid-1998 the right to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. ISO 9001 certification is one of the CE mark certification requirements. Failure to receive the right to affix the CE mark will prevent the Company from selling its products in member countries of the European Union. While the Company is in the process of becoming ISO 9001 certified, there can be no assurance that the Company will be successful in meeting these or any other certification requirements on a timely basis, or at all.



     Limitations on Third-Party Reimbursement. In the United States, the Company's products are purchased primarily by medical institutions, which then bill various third-party payors, such as Medicare, Medicaid, and other government programs and private insurance plans, for the health care services provided to patients. Government agencies, private insurers and other payors determine whether to provide coverage for a particular procedure and reimburse hospitals for medical treatment at a fixed rate based on the diagnosis-related group ("DRG") established by the U.S. Health Care Financing Administration ("HCFA"). The fixed rate of reimbursement is based on the procedure performed, and is unrelated to the specific devices used in that procedure. If a procedure is not covered by a DRG, payors may deny reimbursement. In addition, some payors may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate or not cost-effective, experimental or used for a non-approved indication. Reimbursement of interventional procedures utilizing the Company's products is currently covered under a DRG. There can be no assurance that reimbursement for such procedures will continue to be available, or that future reimbursement policies of payors will not adversely affect the Company's ability to sell its products on a profitable basis. In addition, reimbursement may be denied if the product use is not in accordance with approved FDA labeling. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors, or changes in government and private third-party payors' policies toward reimbursement for procedures employing the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Third-Party Reimbursement."



     Dependence Upon International Sales. The Company derives, and expects to continue to derive, a significant portion of its revenue from international sales. In 1995 and the three months ended March 31, 1996, the Company's international sales were $2.1 million and $1.1 million, respectively, or 59% and 64%, respectively, of product sales. The Company expects to continue to derive significant revenue from international sales and therefore a significant portion of the Company's revenues will continue to be subject to the risks associated with international sales, including economic or political instability, shipping delays, changes in applicable regulatory policies, inadequate protection of intellectual property, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could have a significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in the level of, customs duties, import quotas or other trade restrictions, could have an adverse effect on the Company's business, financial condition and results of operation. In foreign countries, the Company's products are subject to governmental review and certification. The regulation of medical devices, particularly in the European Union, continues to expand and there can be no assurance that new laws or regulations will not have an adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Control by Existing Stockholder; Limitations on Pooling-of-Interests Accounting. After this offering, EndoSonics will own approximately 49% of the Company's outstanding Common Stock. EndoSonics will be able to elect at least two members to the Company's five person board of directors and will have the ability to effectively control the Company and influence its affairs and the conduct of its business. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. In accordance with applicable accounting standards, the Company would be prohibited from accounting for a merger transaction, of or by the Company, as a pooling-of-interests for a period of two years following the date on which EndoSonics controls less than 50% of the outstanding voting Common Stock of the Company.

     EndoSonics has informed the Company that EndoSonics presently intends to distribute or otherwise transfer to EndoSonics stockholders a portion of the CVD shares it will hold on consummation of this offering. While EndoSonics indicated that it may so distribute or transfer up to a majority of the shares it will hold, it also indicated that the precise amount and timing of any such distribution or transfer will depend upon, among other matters, an analysis of the tax consequences to EndoSonics and its stockholders. Any such distribution or transfer may result in a change of control of CVD. Notwithstanding EndoSonics' stated intent, EndoSonics is not obligated to make any such distribution or transfer nor is it obligated to take any action or refrain from taking any action with respect to the shares of CVD which it will hold upon completion of this offering. See "Certain Transactions."

     Dependence Upon Key Personnel. The Company depends to a significant extent upon key management and technical personnel. The Company's growth and future success will depend in large part upon its ability to hire, motivate and retain highly qualified personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in hiring, motivating or retaining such qualified personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing and Sales," "Business -- Employees" and "Management."


     Potential Product Liability; Limited Insurance. The Company faces the risk of financial exposure to product liability claims. The Company's products are often used in situations in which there is a high risk of serious injury or death. Such risks will exist even with respect to those products that have received, or in the future may receive, regulatory approval for commercial sale. The Company is currently covered under EndoSonics' product liability insurance policy with coverage limits of $2.0 million per occurrence and $2.0 million per year in the aggregate. However, this coverage will terminate when the Company ceases to be a majority-owned subsidiary of EndoSonics. Accordingly, following this offering, the Company expects to obtain product liability insurance with similar coverage limits. There can be no assurance that the Company's product liability insurance is adequate or that such insurance coverage will remain available at acceptable costs. There can be no assurance that the Company will not incur significant product liability claims in the future. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, adverse product liability actions could negatively affect the reputation and sales of the Company's products and the Company's ability to obtain and maintain regulatory approval for its products and substantially divert the time and effort of management away from the Company's operations.


     No Prior Public Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price will be determined by negotiation between the Company and the Representatives of the Underwriters based upon several factors, and may not be indicative of the market price of the Common Stock after this offering. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, any future litigation involving the Company, announcements of technological innovations or new products by the Company or its competitors, governmental regulatory action, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions, and other factors. See "Underwriting."

     Shares Eligible for Future Sale. Sales of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. The 3,400,000 shares sold in this offering will be freely tradable without restriction. Beginning 180 days following the date of this offering (or earlier with the consent of Volpe, Welty & Company), approximately 4,000,000 shares will be eligible for sale, representing 3,240,000 shares held by EndoSonics and 760,000 shares held by SCIMED. The Company intends to register approximately 1,200,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option/Stock Issuance Plan and 200,000 shares under the Company's Employee Stock Purchase Plan as soon as practicable following the date of this Prospectus. As of March 31, 1996, there were outstanding options under the Company's stock option plans to acquire 977,000 shares, all of which are subject to 180-day lock-up agreements with the Underwriters. After the expiration of the 180-day lock-up period, SCIMED will be entitled to certain demand and piggyback registration rights with respect to its shares. If SCIMED, by exercising its demand registration rights, causes a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. If the Company were required to include in a Company-initiated registration shares held by SCIMED pursuant to the exercise of its piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible for Future Sale."

     Effect of Certain Charter Provisions; Anti-takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."

     Absence of Dividends; Dilution. The Company has never paid any cash dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Purchasers of the Common Stock offered hereby will incur immediate substantial dilution in the net tangible book value per share of Common Stock. See "Dividend Policy" and "Dilution."

                                  THE COMPANY

     The Company was originally incorporated in California in March 1992 and became a Delaware corporation in June 1993 after being acquired by EndoSonics. The Company's principal executive offices are located at 13900 Alton Parkway, Suite 122, Irvine, California 92718 and its telephone number is (714) 457-9546.

                                USE OF PROCEEDS

     The net proceeds from the sale of the 3,400,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share are estimated to be $37,174,000 ($42,866,000 if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

     The Company anticipates that the net proceeds of this offering will be used for the continued development of its products and product candidates, capital expenditures, clinical trials and working capital. The Company also intends to use a portion of the proceeds from this offering to pay the $2.6 million payable to EndoSonics, and to expand its direct marketing and sales force. The Company may also spend a portion of the proceeds to license or acquire products or technologies complementary to its business, to conduct additional research and development programs and for other general corporate purposes. Pending such uses, the Company intends to invest the net proceeds in short-term, interest-bearing, investment grade securities.

     The exact allocation of the proceeds for the purposes set forth above and timing of the expenditures may vary significantly depending upon numerous factors, including research and development programs, the scope and results of clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in obtaining and enforcing patents or any litigation by third parties regarding intellectual property, the status of competitive products, the establishment of manufacturing capacity or third-party manufacturing arrangements, the establishment of sales and marketing capabilities, the establishment of collaborative relationships with other parties, and the costs of manufacturing scale-up. There can be no assurance that the proceeds of this offering, after deducting cash used in the Company's operations will be adequate to fund these activities. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain technologies, product candidates or products that the Company would not otherwise relinquish.

     The Company anticipates that its existing capital resources, including the net proceeds of this offering and the interest earned thereon will be sufficient to fund its operations through 1997. However, there can be no assurance that the Company will not be required to seek additional financing sooner or that such financing, if required, will be available on terms satisfactory to the Company. See "Risk Factors -- History of Operating Losses; Anticipated Future Losses; Future Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has not paid dividends since its inception. The Company currently intends to retain all earnings, if any, for use in the expansion of its business and therefore does not anticipate paying any dividends in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the actual capitalization of the Company as of March 31, 1996 and the capitalization as adjusted to reflect the receipt of the estimated net proceeds from the sale of 3,400,000 shares of Common Stock at an assumed initial public offering price of $12.00 pursuant to this offering and the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering:



                                                                             MARCH 31, 1996
                                                                        -------------------------
                                                                         ACTUAL       AS ADJUSTED
                                                                        ---------     -----------
                                                                             (IN THOUSANDS)
Convertible obligation................................................   $   750        $    --
Stockholders' equity:
  Preferred Stock: $.001 par value, 7,560,000 shares authorized actual;
     5,000,000 authorized as adjusted; 2,400,000 shares issued and
     outstanding actual; none issued and outstanding as adjusted......         2             --
  Common Stock: $.001 par value, 30,000,000 shares authorized;
     no shares issued and outstanding actual; 8,262,500 shares
     issued and outstanding as adjusted(1)............................        --              8
  Additional paid-in capital..........................................    13,720         51,638
  Deferred compensation...............................................      (369)          (369)
  Accumulated deficit.................................................    (6,802)        (6,802)
                                                                         -------        -------
     Total stockholders' equity.......................................     6,551         44,475
                                                                         -------        -------
       Total capitalization...........................................   $ 7,301        $44,475
                                                                         =======        =======

- ---------------


(1) Includes the Common Stock to be outstanding upon conversion of the Convertible Obligation. Excludes 977,000 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 1996 at a weighted average exercise price of $1.21 per share, 223,000 shares of Common Stock reserved for grant of future options under the Company's 1996 Stock Option/Stock Issuance Plan. Also excludes 80,000 shares of Common Stock issuable upon exercise of a warrant outstanding as of March 31, 1996 at an exercise price of $3.29 per share and 40,000 common shares issuable upon exercise of a warrant issued subsequent to March 31, 1996 at an exercise price of $3.29 per share. See "Management -- 1996 Stock Option/Stock Issuance Plan," and Notes 2, 9 and 11 of Notes to Financial Statements.

                                    DILUTION


     The net tangible book value of the Company's Common Stock as of March 31, 1996 was $6,551,000, or approximately $1.35 per share. Net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by 4,862,500 shares of Common Stock outstanding after giving effect to the conversion of the Convertible Obligation and all outstanding shares of Preferred Stock into Common Stock upon completion of this offering. After giving effect to the sale of 3,400,000 shares of Common Stock in this offering at an assumed initial public offering price of $12.00 and the application of the estimated net proceeds therefrom, the net tangible book value of the Company as of March 31, 1996 would have been $44,475,000 or $5.38 per share. This represents an immediate increase in net tangible book value of $3.97 per share to existing stockholders and an immediate dilution in net tangible book value of $6.67 per share to purchasers of Common Stock in this offering. Investors participating in this offering will incur immediate, substantial dilution. This is illustrated in the following table:



    Assumed initial public offering price per share....................             $12.00
      Net tangible book value per share as of March 31, 1996...........  $ 1.35
      Increase per share attributable to new investors.................    4.03
                                                                          -----
    Net tangible book value per share after the offering...............               5.38
                                                                                    ------
    Dilution per share to new investors................................             $ 6.62
                                                                                    ======


     As of March 31, 1996, there were options outstanding to purchase a total of 977,000 shares of Common Stock at a weighted average exercise price of $1.21 per share under the Company's 1995 Stock Option Plan and a warrant outstanding to purchase a total of 80,000 shares of Common Stock at an exercise price of $3.29 per share. Subsequent to March 31, 1996 the Company issued an additional warrant to purchase a total of 40,000 shares of Common Stock at an exercise price of $3.29 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.


     The following table sets forth as of March 31, 1996, after giving effect to the conversion of the Convertible Obligation and all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering at an assumed initial public offering price of $12.00 per share and before deducting underwriting discounts and estimated offering expenses payable by the Company:



                                      SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                    ---------------------     -----------------------       PRICE
                                     NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                    ---------     -------     -----------     -------     ---------
    Existing stockholders.........  4,862,500       58.8%     $11,250,000       21.9%      $  2.31
    New stockholders..............  3,400,000       41.2       40,800,000       78.1         12.00
                                    ---------      -----      -----------      -----
      Total.......................  8,262,500      100.0%     $51,300,000      100.0%
                                    =========      =====      ===========      =====

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the Company's Financial Statements and Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1993, 1994 and 1995, and the balance sheet data at December 31, 1994 and 1995, are derived from the financial statements which have been audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus. The balance sheet data at December 31, 1992 and 1993 and the statement of operations data for the period from March 16, 1992 (inception) to December 31, 1992 are derived from audited financial statements not included in this Prospectus. The statement of operations data for the three month periods ended March 31, 1995 and 1996, and the balance sheet data at March 31, 1996 are derived from unaudited financial statements included elsewhere in this Prospectus and include, in the opinion of the Company, all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the Company's results of operations for those periods and financial position at that date. The results for the three month period ended March 31, 1996 are not necessarily indicative of the results to be obtained in any future period.


                                                          PERIOD FROM
                                                           MARCH 16,
                                                              1992
                                                            (DATE OF                                        THREE MONTHS
                                                           INCEPTION)                                          ENDED
                                                               TO           YEAR ENDED DECEMBER 31,          MARCH 31,
                                                          DECEMBER 31,   -----------------------------    ----------------
                                                            1992(1)      1993(1)     1994       1995       1995      1996
                                                          ------------   -------    -------    -------    ------    ------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Sales...............................................     $   --      $   126    $ 1,169    $ 3,462    $  199    $1,783
    License fee and other from related party............         --           --      1,220        641       210       100
    Contract............................................         --           --         --         --        --       150
                                                             ------      -------    -------    -------    ------    ------
  Total revenue.........................................         --          126      2,389      4,103       409     2,033
  Costs and expenses:
    Cost of sales.......................................         --           79        848      2,051       118       942
    Charge for acquired in-process research and
      development(2)....................................         --        2,001         --        488        --        --
    Research and development............................        294          734      1,228      1,683       432       627
    Marketing and sales.................................         --           94        748      1,526       255       577
    General and administrative..........................         29           96        587      1,331       268       291
                                                             ------      -------    -------    -------    ------    ------
  Total operating costs and expenses....................        323        3,004      3,411      7,079     1,073     2,437
                                                             ------      -------    -------    -------    ------    ------
  Loss from operations..................................       (323)      (2,878)    (1,022)    (2,976)     (664)     (404)
  Other income..........................................         10           29         51        102        39        27
                                                             ------      -------    -------    -------    ------    ------
  Net loss..............................................     $ (313)     $(2,849)   $  (971)   $(2,874)   $ (625)   $ (377)
                                                             =======    ========   ========    =======    ======    ======
  Pro forma net loss per share(3).......................                            $ (0.25)   $ (0.65)   $(0.14)   $(0.08)
                                                                                    ========   ========   ======    ======
  Shares used in computing pro forma net loss per
    share(3)............................................                              3,860      4,425     4,389     4,469
                                                                                    ========   ========   ======    ======


                                                                       DECEMBER 31,
                                                        -------------------------------------------           MARCH 31,
                                                         1992        1993        1994        1995               1996
                                                        -------     -------     -------     -------           ---------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash...............................................   $   650     $   547     $ 3,379     $ 1,568            $ 8,655
  Working capital (deficit)..........................       583         (75)      1,366        (774)             6,748
  Total assets.......................................       678         690       4,340       4,002             11,770
  Convertible obligation.............................        --          --          --         750                750
  Accumulated deficit................................      (313)     (2,580)     (3,551)     (6,425)            (6,802)
  Total stockholders' equity (net capital
    deficiency)......................................       607        (241)      1,288      (1,098)             6,551

- ---------------

(1) The period from March 16, 1992 (inception) to December 31, 1992 and the period from January 1, 1993 to June 9, 1993 reflect the operations of the predecessor to the Company. See Note 1 of Notes to Financial Statements.

(2) The charge for acquired in-process research and development reflects a change in the basis of the Company's assets and liabilities as a result of the acquisition by EndoSonics which has been allocated to the Company. See
    Note 1 of Notes to Financial Statements.

(3) See Note 1 of Notes to Financial Statements for information regarding the calculation of pro forma net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements and trends as a result of the risk factors commencing on page 5 as well as other factors described below and elsewhere in this Prospectus.

OVERVIEW

     CVD designs, develops, manufactures and markets catheters used to treat certain vascular diseases. The Company's patented catheters utilize its FOCAL and M3 technologies to deliver therapeutic radial pressure, stents, drugs or contrast media and improved blood flow during angioplasty and stent placement procedures. To date, the majority of the Company's revenue has been derived from sales of its angioplasty and angioplasty-related catheters.


     From inception (March 16, 1992) through the first quarter of 1994, the Company operations were limited and consisted primarily of research and development and other start-up activities. On June 15, 1992, EndoSonics acquired a 40% interest in CVD in exchange for $0.5 million in cash. Pursuant to an Agreement and Plan of Reorganization between EndoSonics and CVD signed on June 9, 1993, EndoSonics acquired all of the outstanding capital stock of CVD in exchange for $0.3 million in cash and 250,000 shares of EndoSonics' Common Stock with an aggregate market value of $1.6 million. The acquisition by EndoSonics resulted in a new basis for CVD's assets and liabilities. Accordingly, the purchase price paid by EndoSonics has been allocated to CVD's identifiable assets and liabilities, including $2.0 million to acquired in-process research and development, which was immediately expensed, as no CVD products had received regulatory approval and the technology did not have alternative future uses. Pursuant to the terms of the Agreement and Plan of Reorganization, in June 1995, EndoSonics became obligated to issue 50,000 shares of its Common Stock with an aggregate market value of $0.5 million, to the former shareholders of CVD because the market price of EndoSonics' stock did not exceed a specified price for a specified period during the two-year period following the acquisition. The fair value of such shares was charged to acquired in-process technology. In addition, EndoSonics recently purchased 400,000 shares of CVD's Series B Preferred Stock for a purchase price of $8.0 million, which will convert into 800,000 shares of Common Stock upon the consummation of this offering. See "Certain Transactions -- Relationship with EndoSonics Corporation."



     In September 1994, CVD and SCIMED entered into a Stock Purchase and Technology License Agreement to develop and license CVD's patented combination balloon angioplasty/site-specific drug delivery technology (the Transport product line) for use in the coronary vessels. Through March 31, 1996 the Company had received in the aggregate approximately $2.0 million in license fees, research and development funding and technical assistance from SCIMED under this agreement. SCIMED also purchased a 19% equity position in the Company for a purchase price of $2.5 million. See "Business -- Strategic Relationships."



     In January 1995, the Company and ACS entered into an agreement pursuant to which the Company acquired the exclusive worldwide rights to ACS' SmartNeedle Technology, subject to the payment of certain royalties. The parties subsequently confirmed their understanding with respect to certain matters in a second agreement dated March 4, 1996 (collectively, the "ACS Agreements"). Pursuant to the ACS Agreements, ACS was granted the option to acquire the exclusive worldwide rights to certain CVD perfusion technology, which ACS exercised on February 14, 1996. In exchange for this perfusion technology, ACS is obligated to make milestone and minimum annual royalty payments to CVD, and also has certain obligations to develop and market the perfusion technology. Through March 31, 1996 the Company had received approximately $0.2 million in milestone payments under the ACS Agreements. See "Business -- Strategic Relationships."



     The Company currently sells its products through a combination of medical device distributors and a limited number of direct sales personnel. The Company is a party to three agreements for the U.S. distribution of products incorporating its FOCAL and M3 technologies. CVD distributes certain products in Japan through an exclusive distribution agreement with Fukuda. CVD also has distribution agreements with 18 companies covering 35 countries outside the United States and Japan. See "Business -- Strategic Relationships."

     Based on the Company's limited operations in 1993, the Company believes that a year-to-year comparison of 1994 to 1993 is not meaningful and has not included such a comparison in the discussion that follows.

RESULTS OF OPERATIONS

  Years Ended December 31, 1994 and December 31, 1995


     Sales Revenue. Sales revenue increased to $3.5 million in 1995 from $1.2 million in 1994, representing an increase of 196%. Sales revenue in 1994 resulted primarily from sales of the Company's Transport products, which were subsequently licensed to SCIMED in 1995. The Company no longer receives sales revenue for the Transport. Sales revenue in 1995 was due to sales of the Company's CAT catheter, which was introduced in the first quarter of 1995, and sales of the SmartNeedle vascular access products beginning in the second quarter of 1995. Sales of products in Japan through the Company's exclusive distribution relationship with Fukuda accounted for 18% of the Company's revenue in 1995. In addition, sales to JJIS accounted for 12% of the Company's revenue in 1995.


     License Fee and Other Revenue from Related Party. License fee and other revenue represents amounts earned under the aforementioned agreement with SCIMED. The 1994 amount consists of a $1.0 million license fee and $0.2 million of development and other revenue. The 1995 amount consists of $0.6 million of development and other revenue. Future revenue under this agreement will be derived primarily from royalties earned on SCIMED's sales of the Transport.

     Cost of Sales. Cost of sales increased to $2.1 million in 1995 from $0.8 million in 1994, representing an increase of 142%. This increase resulted primarily from increased manufacturing volumes related to increased product sales. In July 1995, the Company transferred its product manufacturing from EndoSonics' facility to the Company's facility in Irvine, California.

     Charge for Acquired In-process Research and Development. The Company incurred a charge of $0.5 million in 1995 in connection with the 1995 payment by EndoSonics of additional consideration related to the original acquisition by EndoSonics of CVD stock. The excess of the purchase price of CVD over the fair market value of the net assets acquired was recorded as in-process research and development. The acquired in-process research and development was immediately written off as CVD was in the development stage and had not yet received regulatory approval for any of its products at the time of the acquisition.

     Research and Development. Research and development expenses increased to $1.7 million in 1995 compared to $1.2 million in 1994, representing an increase of 37%. This increase was due primarily to increased expenditures related to development of the Company's FOCAL and M3 technology products. These expenses also increased due to clinical trials and studies related to the FOCAL technology products. The Company believes that it must maintain a substantial commitment to research and development to remain competitive and expects expenditures related to research and development to increase.


     Marketing and Sales. Marketing and sales expenses increased to $1.5 million in 1995 from $0.7 million in 1994, representing an increase of 104%. This increase resulted from the development and expansion of the Company's U.S. sales organization and marketing expenses related to the product launch of the SmartNeedle products. The Company expects to expand its marketing and sales force and expects expenses associated with marketing and sales to increase in the future.


     General and Administrative. General and administrative expenses increased to $1.3 million in 1995 from $0.6 million in 1994, representing an increase of 127%. This increase resulted from expenses incurred as the Company commenced operations as an independent entity, rather than as a division of EndoSonics, and included the addition of a full-time Chief Executive Officer, increased legal and accounting expenses, increased support staff and increased travel expenses.

     Other Income. Total other income remained relatively constant from 1994 to 1995.

  Three Months Ended March 31, 1995 and March 31, 1996


     Sales Revenue. Sales revenue increased to $1.8 million in the three months ended March 31, 1996 from $0.2 million in the three months ended March 31, 1995, representing increased sales of the Company's FOCAL catheters, and the introduction of additional products. Sales of products in Japan through the Company's exclusive distribution relationship with Fukuda accounted for 22% of the Company's revenue in the three months ended March 31, 1996.


     License Fees and Other Revenue. License fees and other revenue from SCIMED decreased to $0.1 million in the three months ended March 31, 1996 from $0.2 million in the three months ended March 31, 1995 due to scheduled payment reductions in accordance with the provisions of the licensing agreement with SCIMED.

     Contract Revenue. Contract revenue was $0.2 million in the three months ended March 31, 1996 and results from amounts earned under the ACS Agreements. The Company had no such revenues in 1995.

     Cost of Sales. Cost of sales increased to $0.9 million in the three months ended March 31, 1996 from $0.1 million in the comparable period in 1995. This increase resulted primarily from increased manufacturing volumes related to increased product sales. In July 1995, the Company transferred its product manufacturing from EndoSonics' facility to the Company's facility in Irvine, California.

     Research and Development. Research and development increased to $0.6 million in the three months ended March 31, 1996 compared to $0.4 million in the three months ended March 31, 1995, representing an increase of 45%. This increase resulted primarily from expenditures on the development of FOCAL technology and vascular access products. The Company believes that it must maintain a substantial commitment to research and development to remain competitive and expects expenditures related to research and development to increase.

     Marketing and Sales. Marketing and sales expenses increased to $0.6 million in the three months ended March 31, 1996 from $0.3 million in the comparable period in 1995, representing an increase of 126%. This increase resulted mainly from the expansion of the Company's direct sales force in the United States and marketing expenses related to the product launch of the FACT catheter. The Company expects to expand its marketing and sales resources and expects expenses associated with these activities to increase in the future.

     General and Administrative. General and administrative expenses remained unchanged at approximately $0.3 million in both the three months ended March 31, 1996 and 1995.

     Other Income. Other income, principally interest income, remained unchanged in both the three months ended March 31, 1996 and 1995.


     The Company has experienced an operating loss for each of the last three years. The Company expects to continue to incur operating losses through at least 1997 and there can be no assurance that the Company will ever be able to achieve or sustain profitability in the future. CVD's results of operations have varied significantly from quarter to quarter. Quarterly operating results will depend upon several factors, including the timing and amount of expenses associated with expanding the Company's operations, the conduct of clinical trials and the timing of regulatory approvals, new product introductions both in the United States and internationally, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and export sales, variations in foreign exchange rates, changes in third-party payors' reimbursement policies and healthcare reform. The Company does not operate with a significant backlog of customer orders, and therefore revenues in any quarter are significantly dependent on orders received within that quarter. In addition, the Company cannot predict ordering rates by distributors, some of whom place infrequent stocking orders. The Company's expenses are relatively fixed and difficult to adjust in response to fluctuating revenues. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results, and there can be no assurance that the Company will be able to achieve or maintain profitability in the future.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, the Company has financed its operations primarily from the sale of its equity securities, advances from EndoSonics, licensing its technologies and through international product distribution agreements. From inception through March 31, 1996, the Company raised approximately $11.4 million from the private sales of Preferred and Common Stock and $2.6 million in working capital from EndoSonics. The Company intends to repay EndoSonics with a portion of the proceeds from this offering. The Company has also received $0.2 million and $2.0 million in licensing and contract revenue from ACS and SCIMED, respectively, as well as $0.8 million from Fukuda in connection with an exclusive distribution agreement. For the years ended December 31, 1995 and 1994, the Company's net cash used in operating activities was $2.1 million and $1.5 million, respectively. The increase was primarily due to funding of operating losses.



     On March 31, 1996, the Company had cash, cash equivalents and short-term investments of $8.7 million. The Company expects to incur substantial costs related to, among other things, clinical testing, product development, marketing and sales expenses, and increased working capital, prior to achieving positive cash flow from operations. The Company anticipates that its existing capital resources, together with the net proceeds from this offering and the interest earned thereon, will be sufficient to fund its operations through 1997. The Company's future capital requirements will depend on many factors, including its funding requirements, research and development programs, the scope and results of clinical trials, the regulatory approval process, the costs involved in intellectual property rights enforcement or litigation, competitive products, the establishment of manufacturing capacity, the establishment of sales and marketing capabilities, and the establishment of collaborative relationships with other parties. The Company may need to raise funds through additional financings, including private or public equity offerings and collaborative arrangements with existing or new corporate partners. There can be no assurance that funds will be raised on favorable terms, or at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to grant rights to certain technologies or products that the Company would not otherwise grant.

                                    BUSINESS

OVERVIEW


     CardioVascular Dynamics, Inc. ("CVD" or the "Company") designs, develops, manufactures and markets catheters used to treat certain vascular diseases. The Company's catheters are used in conjunction with angioplasty and other interventional procedures such as vascular stenting and drug delivery. The Company's proprietary FOCAL and Multiple Microporous Membrane ("M3") technologies enable physicians to deliver therapeutic radial force, stents, drugs or contrast media accurately and effectively to the treatment site, and also allow the perfusion of blood during an interventional procedure. The Company believes that the combination of these technologies on a multiple purpose catheter enables physicians to more effectively perform challenging interventional procedures, which may result in improved treatment outcomes and lower costs. The Company's catheters are designed to address three principal challenges facing cardiologists: restenosis of a treated vessel, chronic total occlusions and acute reclosure of a vessel during or soon after a procedure. The Company has five issued and four allowed U.S. patents covering certain aspects of its catheter technologies. Since commencing commercial sales in 1994, the Company has sold more than 12,000 catheters.


INDUSTRY BACKGROUND

     Cardiovascular disease, the leading cause of death in the United States, is caused principally by atherosclerosis. Atherosclerosis is a progressive and degenerative vascular disease in which cholesterol and other fatty materials are deposited on the walls of blood vessels, forming a build-up known as plaque. The accumulation of plaque narrows the interior of the blood vessels, thereby reducing blood flow. Atherosclerosis in the coronary arteries can lead to heart attack and death. In peripheral vessels, atherosclerosis can lead to decreased mobility, loss of function and other complications of the affected limb.


     Traditional treatments for atherosclerosis include drug therapy and open-heart bypass surgery. Currently available drug therapies may alleviate some of the symptoms of atherosclerosis but may be ineffective with severe disease and may cause adverse side effects. Traditional open-heart bypass surgery involves opening a patient's chest, cutting through the sternum, connecting the patient to a heart/lung machine and grafting a blood vessel to redirect blood flow around the occluded portion of an artery. Such a procedure is costly and generally requires up to a week of hospitalization and an extensive recovery period. In addition, certain companies are developing methods and devices for performing bypass surgery using minimally invasive techniques.


     The need for less invasive and less costly treatments for atherosclerosis has led to the development of minimally invasive catheter-based treatments such as balloon angioplasty ("PTCA" in the coronary arteries and "PTA" in the peripheral arteries), atherectomy and laser angioplasty. These treatments involve making a small incision in a patient's leg to access an artery and inserting a catheter. Balloon angioplasty is a procedure in which a balloon-tipped catheter is guided to the lesion (the site of the plaque) and then inflated and deflated several times, delivering therapeutic radial force, which cracks or reshapes the plaque and increases blood flow. Balloons used to perform such procedures are characterized by their response to pressure as either compliant (balloon diameter increases with increased pressure) or non-compliant (balloon diameter remains relatively constant with increasing pressure). Conventional balloon technology only allows the balloon to expand to a single, uniform diameter along the length of the balloon. Because of variations in vessel diameters at the lesion site, multiple catheters are often required to treat a single lesion. In addition, conventional catheter technologies often are unable to limit the delivery of therapeutic radial force specifically to the lesion site and may damage the adjacent vessel wall. Conventional catheter technology also interrupts blood flow when the balloon is inflated, which may cause tissue damage, heart attack or death, particularly if the balloon inflation required is of significant duration. Existing catheters that do not perfuse blood require cardiologists to inflate and deflate the balloon multiple times which may reduce the clinical effectiveness of the treatment.

Other treatments include the use of atherectomy catheters, which cut or grind away the plaque, and laser angioplasty catheters, which deliver laser energy to break down the plaque.


     Although catheter-based interventional therapies are generally successful in initially increasing blood flow, they may not offer prolonged efficacy. Studies indicate that, within twelve months after traditional coronary balloon angioplasty, between 30% and 50% of the treated patients suffer restenosis (generally defined as a 50% or greater reduction in the lumen diameter of the treated vessel). In addition, 5% to 8% of coronary balloon angioplasty patients experience acute reclosure of the treated vessel. These conditions may occur because of the damage inflicted on the vessel during an interventional procedure. The Company believes that this damage may result because the balloons used to treat the patient were of inappropriate length or size for a particular lesion. Studies also indicate that 15% to 20% of atherosclerosis patients suffer from chronic total occlusions, a disease indication which limits treatment options in many such cases to bypass surgery.


     Coronary stents have recently emerged as an additional minimally invasive device for the treatment of atherosclerosis. Stents were used initially for treating failed angioplasty procedures and acute or threatened vessel closures. However, improved techniques for the deployment and assessment of stents, changes in accompanying drug therapy and advancements in stent technology have led to the increased use of stents to treat restenosis. After an angioplasty, atherectomy or other catheter-based treatment, a stent, which is a small metal prostheses, is then advanced along a guidewire to the desired position, expanded against the inside of the vessel wall and left in place. While certain stents are self-expanding, most are deployed through the expansion of a compliant or semi-compliant balloon. Following this deployment, physicians have increasingly adopted the technique of using a second, high pressure non-compliant balloon to further expand the stent. Despite advancements in stent technology, existing compliant or semi-compliant balloons used for stent delivery are designed to achieve a uniform diameter along the length of the balloon, and their use may result in sub-optimal stent deployment or damage of the vessel adjacent to the lesion.

     Although there continue to be significant technological and clinical advances in the treatment of cardiovascular disease, challenges remain in cost-effectively treating certain conditions, including restenosis of a treated vessel, chronic total occlusions and acute reclosure of a vessel during or soon after a procedure. The Company believes that these challenges are inadequately addressed with existing, single function, uniform diameter angioplasty balloons.

THE CARDIOVASCULAR DYNAMICS SOLUTION


     CVD has utilized its core proprietary technologies to develop catheters that provide clinical and cost benefits in the treatment of vascular disease. The Company's proprietary FOCAL and M3 technologies, which may be utilized alone or in combinations on a single catheter, enable physicians to deliver therapeutic radial force, stents, drugs or contrast media accurately to the treatment site, and also allow the perfusion of blood during an interventional procedure. The Company believes that the combination of these technologies on a single catheter enables physicians to cost-effectively treat vascular diseases by reducing the cost of those procedures that require more than one catheter.



     The Company's patented FOCAL technology combines compliant and non-compliant balloon materials on a single catheter, creating a balloon that has an adjustable, larger center diameter with fixed, smaller diameters at each end. This characteristic allows a single balloon to expand to multiple diameters, enabling the physician to perform interventional procedures in vessels of varying diameters and anatomical locations. In particular, the FOCAL technology enables cardiologists to incrementally increase the angioplasty balloon's center diameter during a procedure to enhance the effectiveness of the treatment in vessels that have uncertain or varying diameters or irregular plaque deposits. Use of conventional catheter technology in these situations may require multiple catheters to achieve a similar outcome. The FOCAL technology may also reduce the incidental damage to the artery wall adjacent to the lesion, as the therapeutic radial force is applied more accurately to the treatment site.


     The Company's proprietary M3 technology combines multiple membranes of polymeric balloon material to form a single balloon that enables the accurate delivery of drugs or contrast agents to the lesion or thrombus site. Drugs are utilized by cardiologists to reduce the occurrence of restenosis and acute reclosure, and to dissolve blood clots. Typically, therapeutic drug delivery is accomplished by means of a bolus intravenous injection, a method that requires larger amounts of drug than is clinically required because the drug is diffused throughout the body. The accurate delivery of drugs to the treatment site may enhance the effectiveness of these pharmacological agents, thereby reducing the quantity of drug required to achieve an acceptable clinical outcome and potentially reducing the incidence of acute reclosure and restenosis. In addition, the Company has developed M3 catheters with multiple inner lumens, providing the cardiologist with flexibility in drug treatment regimens. The multiple lumens of the catheter may also be used to deliver contrast media for angiographic viewing when advancing a catheter along a totally occluded vessel. Traditional catheters must be removed to inject contrast media into a total occlusion. Finally, the M3 technology can be utilized to provide perfusion of blood during an interventional procedure. The interruption in blood flow caused by a conventional angioplasty balloon may cause tissue damage, heart attack or death, particularly if the balloon inflation required is of significant duration. Existing catheters that do not perfuse blood require cardiologists to inflate and deflate the balloon multiple times for shorter periods which may reduce the clinical effectiveness of the treatment.


STRATEGY

     The Company's objective is to be a leader in the design, development and commercialization of clinically effective solutions for certain vascular diseases. Following are the key elements of CVD's strategy.

          Maintain Technological Leadership and Product Technology
     Advantages. CVD's strategy is to be a technological leader in the treatment of vascular diseases through product innovation. The Company believes that its products have significant performance advantages over alternative catheter technologies. The Company intends to maintain and advance its position of technology leadership through aggressive research, development and clinical testing programs. The Company owns five issued and four allowed U.S. patents related to key aspects of its catheter technologies and has applied for additional U.S. patents as well as foreign patent protection.


          Market Products through Independent Distributors and a Direct Salesforce. The Company currently markets its products through a combination of independent distributors and a dedicated salesforce. The Company currently employs nine direct sales people who target the more densely-populated regions of the United States, and plans to significantly expand its direct sales force over the next eighteen months. CVD utilizes independent distributors internationally and in selected U.S. markets.



          Establish Relationships with Clinical Opinion Leaders. The Company believes that establishing relationships with clinical opinion leaders in the field of interventional cardiology may raise the awareness of the clinical and cost benefits of the Company's products. CVD is currently conducting or planning three post-marketing clinical studies with certain of such leaders. In addition, the Company consults with certain cardiologists who assist the Company in ongoing product and technology development.


          Target International Markets. CVD seeks to commercialize its products in those international markets where regulatory approval can be obtained more quickly than in the United States. This enables CVD to generate revenue more quickly from its product development efforts, to fund its operations and increase awareness of its products within the international interventional cardiology community.

          Establish Strategic Partnerships. The Company attempts to identify and evaluate potential strategic relationships where such relationships may complement and expand the Company's research, development, sales and marketing capabilities. The Company believes that such strategic relationships may facilitate the market acceptance of the Company's products.

PRODUCTS

  Catheter Products

     The Company has utilized its FOCAL and M3 technologies to develop catheter products that address the challenges physicians experience in treating vascular diseases. These technologies are available in various combinations on a multiple-purpose catheter, thereby enabling physicians to cost-effectively treat vascular disease. The Company's products are designed to be low profile (small, uninflated diameter), enabling cardiologists to advance them along narrow vessels, and flexible and trackable, enabling cardiologists to advance and control them accurately within the vasculature.

     The following table lists CVD's currently marketed products:


- ----------------------------------------------------------------------------------------------
                                          INTENDED               U.S.               FIRST
             PRODUCTS                   APPLICATIONS       REGULATORY STATUS   COMMERCIAL SALE
- ----------------------------------------------------------------------------------------------
  FOCAL CATHETERS
     CAT/CAT 15                      PTCA or               N/A1                 Q1 1995
         Rail design                 Stent Delivery2
     FACT/FACT 15                    PTCA or               PMA Supplement       Q1 1996
         Over-the-wire design        Stent Delivery2       Approved
     FOCUS                           PTA                   510(k) Clearance     Q3 1995
         Over-the-wire design
  M3 CATHETERS
     Bullett Hi-Flo                  Total Occlusion       510(k) Clearance     Q2 1996
         Over-the-wire design        Drug Delivery
                                     (coronary)
     Bullett F/X                     Total Occlusion       510(k) Clearance     Q2 1996
         Rail design                 Drug Delivery
                                     (coronary)
     Periflow Small-Vessel           PTA/Drug Delivery     510(k) Clearance     Q1 1996
         Over-the-wire design
- ----------------------------------------------------------------------------------------------


(1) Available only outside the United States due to patent restrictions.

(2) Not approved in the United States for stent delivery. The marketing of this product in the United States for such use will require the Company to obtain a PMA supplement approval. The Company is not currently seeking such approval.


     FOCAL Catheters. The Company's FOCAL products have a catheter balloon that has an adjustable, larger center diameter and smaller, fixed, distal and proximal diameters. This characteristic provides increased utility in a variety of therapeutic treatments and anatomical locations. Existing uniform diameter catheters require cardiologists to use multiple balloons to treat vessels of varying diameters, resulting in unnecessary costs. In addition, the FOCAL catheters may deliver stents more effectively by focusing the radial deployment force on the stented section, rather than along the entire balloon, which may reduce the damage to the adjacent vessel.

     M3 Catheters. The Company's M3 catheters offer cardiologists the ability to deliver drugs or contrast media to the treatment site accurately, and enable the perfusion of blood during angioplasty procedures. These capabilities may be combined on an interventional catheter to provide cardiologists the functionality of multiple catheters, in a single, cost-effective device. The accurate delivery of drugs to the treatment site may enhance the effectiveness of these pharmacological agents and may reduce the quantity of drug required to achieve an acceptable outcome. Drugs are utilized by cardiologists to reduce the occurrence of restenosis and acute reclosure, and to dissolve blood clots. Typically, therapeutic drug delivery is accomplished by means of a bolus intravenous injection, a method that requires larger amounts of drug than is clinically required because the drug is diffused throughout the body. The Company's M3 technology enables cardiologists to deliver drugs directly to the treatment site through a catheter's lumen. While CVD's M3 site-specific drug delivery catheters are currently marketed internationally, they can only be used in the United States to administer drugs specifically approved by the FDA for administration by such catheters. The multiple lumens of the catheter may also be used to deliver contrast media for angiographic viewing when advancing the catheter along a totally occluded vessel. Traditional catheters must be removed to inject contrast media into a total occlusion. Finally, the M3 technology can be utilized to provide perfusion of blood during an interventional procedure. This perfusion capability allows the balloon to be inflated for longer durations and reduces the number of inflations and deflations required in certain procedures, and may increase the clinical effectiveness of the treatment.

  Vascular Access Products


     The Company's vascular access products utilize patented technology to provide rapid, accurate access to the body's vascular system for guidewire and catheter entry. The principal current product, called the SmartNeedle, was acquired from ACS and is based on Doppler ultrasound technology. A miniaturized ultrasound chip is placed at the tip of a disposable ultrasonic probe which is then placed inside a conventional vascular access needle. The probe is then connected to a separate reusable monitor. Once placed in the body as a part of the access needle, the Doppler chip emits an audible signal which enables the physician to more accurately determine whether or not the needle resides in the proper location within the intended arterial or venous lumen. Once positioned properly, the probe is removed, leaving the conventional access needle in place within the artery or vein. Since introduction, the SmartNeedle's primary use has been in interventional cardiology and radiology procedures.

NEW PRODUCT DEVELOPMENT


     The Company focuses its research and development efforts on utilizing the Company's proprietary processes and patented technologies to develop cost-effective products that address existing and emerging clinical demands. The Company's strategy is to refine its existing technologies and to enhance the performance of its existing product offerings, including efforts to make its FOCAL and M3 products lower profile, more flexible and trackable, and operable at a broader range of inflation pressures. In addition, the Company is developing additional products utilizing combinations of its technologies that may provide cardiologists greater therapeutic applicability in a single device. The Company is also in the process of developing unique catheter designs intended to provide enhanced delivery of therapeutic radial force and pharmacological agents. The Company will be required to seek FDA approval for any new product and it is expected that some of these products will be subject to the PMA process. The Company's current new product development efforts are summarized in the table below.



- ----------------------------------------------------------------------------------------------
PRODUCTS                         INTENDED APPLICATIONS                 U.S. REGULATORY
                                                                         STATUS
- ----------------------------------------------------------------------------------------------
  FOCAL CATHETERS
     ARC                         PTCA                                  PMA Supplement
       Over-the-wire design                                              Submitted
     ARC II                      PTCA or                               Development Stage
       Over-the-wire design      Stent Delivery
     Lynx                        PTCA or                               Development Stage
       Rail design               Stent Delivery
     Facilitated Force           Controlled Plaque Incision and PTCA   Development Stage
  Angioplasty
     FOCALSTENT                  Coronary Stent                        Development Stage
  M3 CATHETERS
     Transport1                  PTCA/Drug Delivery                    Development Stage
     Periflow Large-Vessel       PTA/Drug Delivery                     510(k) Clearance
     MicroMembrane Radiation     Delivery of Radioactive Materials     Development Stage
                                 for Restenosis Prevention
     MAC I2                      Perfusion/PTCA                        Development Stage
     MAC II                      Perfusion/Drug Delivery               Development Stage
     MAC III                     Perfusion/PTCA/Drug Delivery          Development Stage
- ----------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------


(1) Licensed to SCIMED. See "-- Strategic Relationships."
(2) Licensed to ACS. See "-- Strategic Relationships."

     The M3 technology is being utilized in various experimental clinical programs to administer the site-specific delivery of therapeutic agents following angioplasty or stent delivery for the purpose of reducing or eliminating restenosis. The Company is also using M3 technology in its MicroMembrane Radiation Therapy development program for restenosis prevention. This program is evaluating CVD's M3 technology to more accurately deliver radioactive substances specifically to the treatment site.

TECHNOLOGY

     The Company has developed proprietary material manufacturing processes that it has utilized to develop patented interventional catheters. Traditional balloon extrusion technology does not enable the combination of compliant and non-compliant materials, resulting in a catheter that can be inflated only to a uniform diameter. The Company's FOCAL technology bonds a membrane between compliant and non-compliant materials, resulting in a balloon with a large center diameter and smaller, fixed diameters at each end. The center compliant section of the FOCAL catheter enlarges predictably at a rate of 0.1mm per atmosphere of pressure when inflation pressures exceed six atmospheres. The ends of the balloon remain at their nominal diameters and do not expand with increased pressure. The FOCAL capability enables cardiologists to deliver stents or therapeutic radial force accurately to the treatment site, while minimizing the force applied to adjacent tissue. Conventional uniform diameter catheters may damage healthy vessel sections, as these sections receive as much radial force as do the diseased sites. It is widely believed that vessel wall damage may lead to acute reclosure of the vessel or restenosis.

     The Company's M3 technology creates a membrane by applying mechanical and radiation treatment to standard polymeric balloon material during the extrusion process. Microporous holes are then drilled in the resulting material by proprietary mechanical or laser drilling processes. CVD's M3 technology also enables blood to flow through a coil lumen or inner shaft of the catheter, allowing perfusion to the distal vessels during angioplasty or drug delivery. Prior to inflation, the balloon acts as a shaft for the distal portion of the catheter. Once the balloon is inflated, the cardiologist advances a coil into and through the inner lumen of the inflated balloon. The coil supports the balloon during balloon angioplasty or drug delivery and facilitates the perfusion of the distal vessels. The M3 technology enables the Company to combine balloon angioplasty and perfusion capabilities on a single catheter in a profile comparable to standard balloon angioplasty catheters without perfusion capability. The Company believes that the M3 technology also enables it to combine PTCA and perfusion capabilities on a single catheter with a lower profile than any currently marketed catheter with similar capabilities.

MANUFACTURING

     With the exception of certain final assembly and sterilization procedures for those products designed to be sold only outside the United States, and the manufacture of those products which the Company has licensed to third parties, all of the Company's products are produced in its facilities in Irvine, California. The Company fabricates certain proprietary components, then assembles, inspects, tests and packages all components into finished products. By designing and assembling its catheter products, the Company believes it is better able to control quality and costs, limit third-party access to its proprietary technology, and manage manufacturing process enhancements and new product introductions. In addition, the Company purchases many standard and custom-built components from independent suppliers and subcontracts certain processes from independent vendors. Most of these components and processes are available from more than one vendor. However, certain manufacturing processes are currently performed by single vendors. While the Company believes that there are other vendors available to perform these processes, an interruption of performance by any of these vendors could have a material adverse effect on the Company's ability to manufacture its products until a new source of supply were qualified and, as a result, could have an adverse effect on the Company's business, financial condition and results of operations.

     The Company's success will depend in part upon its ability to manufacture its products in compliance with ISO 9001, the FDA's GMP regulations, CDHS licensing and other regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. The Company began manufacturing certain of its products at its facilities in July 1995. Accordingly, the Company has very limited experience in manufacturing its products. In addition, the Company currently intends to introduce a significant number of new products in 1996. The Company's success will depend, among other things, upon its ability to efficiently manage the simultaneous manufacture of different products and to integrate the manufacture of new products with existing products. There can be no assurance that the Company will not encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. The

Company's failure to successfully commence the manufacturing of these new products, or to increase production volumes of new and existing products in a timely manner, would materially adversely affect the Company's business, financial condition and results of operations. Failure to increase production volumes in a timely or cost-effective manner or to maintain compliance with ISO 9001, GMP regulations, CDHS or other regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Limited Manufacturing Experience."

MARKETING AND SALES

     The Company's products are sold in the United States and international markets, principally Europe and Japan. However, certain of the Company's products are not available in each market due to regulatory and intellectual property restrictions. The Company currently sells its products through a combination of strategic partners, medical device distributors and nine direct sales personnel. The Company is a party to three agreements for the U.S. distribution of products incorporating its FOCAL and M3 technologies. CVD also has distribution agreements with 18 companies covering 35 countries outside the United States and Japan. CVD distributes certain products in Japan through an exclusive distribution agreement Fukuda. Sales of the Company products through Fukuda accounted for 18% and 22% of the Company's revenue in 1995 and the first three months of 1996, respectively. In addition, sales to JJIS accounted for 12% of revenue in 1995. The Company intends to expand its sales and marketing capability and to distribute selected new products through strategic partnerships. See "Risk Factors -- Limited Marketing and Sales Resources; Dependence Upon Strategic Relationships."

     In 1993, 1994, 1995 and the first three months of 1996, total export sales were $101,000, $970,000, $2,054,000 and $1,138,000, respectively, or approximately 80%, 83%, 59% and 64%, respectively, of total product sales. In 1993, 1994, 1995 and the first three months of 1996 sales to Europe accounted for $101,000, $255,000, $1,179,000 and $411,000, respectively; sales to Japan represented $0, $715,000, and $744,000 and $455,000, respectively; and sales to Latin America represented $0, $0, $131,000 and $272,000, respectively. The Company expects to continue to derive significant revenue from international sales and therefore a significant portion of the Company's revenues will continue to be subject to the risks associated with international sales, including economic or political instability, shipping delays, changes in applicable regulatory policies, inadequate protection of intellectual property, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could have a significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in the level of, customs duties, export quotas or other trade restrictions, could have an adverse effect on the Company's business, financial condition and results of operation. In foreign countries, the Company's products are subject to a wide variety of governmental review and certification. The regulation of medical devices, particularly in the European Community, continues to expand and there can be no assurance that new laws or regulations will not have an adverse effect on the Company. See Note 1 of Notes to Financial Statements. See "Risk Factors -- Dependence Upon International Sales."

POST-MARKETING CLINICAL STUDIES

     The Company has completed the clinical trials required for FDA approval of those products which are marketed in the United States. In addition to those trials, the Company is also sponsoring two controlled, randomized, multicenter clinical studies in the United States and overseas to continue to evaluate the clinical and economic value of its core technologies. Data from these studies are being accumulated and analyzed to support the marketing of the Company's current products.

     In a Comparative Performance and Pathological Study conducted by the Division of Cardiology at the University of Texas Department of Medicine, the Company's FACT catheter was compared with conventional PTCA catheters from other leading manufacturers in an animal study. The investigators concluded that the use of the FACT catheter resulted in reduced arterial damage without reduction in catheter performance as determined by catheter preparation, trackability, pushability, inflation/deflation and angiographic visualization.

     A second study is comparing the FOCAL PTCA catheter with conventional PTCA catheters. The FOCAL Lesion Expansion Optimizes Results Study ("FLEXOR Study") will evaluate the efficacy of FOCAL technology in improving clinical results following angioplasty procedures. Success will be measured based on the ability of FOCAL technology to improve the minimal lumen diameter ("MLD") of the arterial opening, to increase safety and to reduce the number of catheters necessary for PTCA procedures. Results will be interpreted in light of any procedure-related vascular complications, restenosis and occurrences of other major clinical adverse cardiac events. MLD is a commonly-used measurement of the ability of a therapeutic tool to open a blocked artery and reestablish required blood flow. The FLEXOR Study protocol is being finalized and is expected to begin during the third quarter of 1996. Completion is expected in 1997.

     Certain of the Company's products which utilize FOCAL technology have received FDA approval for PTCA and PTA indications. However, none of these products has received FDA approval for use in stent delivery. An investigator-controlled study is currently testing the Company's FOCAL technology with respect to stent implantation. The Optimal Stent Implantation Study ("OSTI-2 Study") is evaluating the ability of stent delivery with FOCAL technology compared with conventional delivery techniques to reduce acute outcomes and restenosis rates. The study is being conducted using two patient subgroups of approximately 100 patients each divided according to vessel size. In the first group, stent delivery is being evaluated in vessels greater than three millimeters in diameter; in the second group stent delivery is being evaluated in vessels less than three millimeters in diameter. Each subgroup presents different clinical issues related to stent delivery and the OSTI-2 Study protocol is evaluating the efficacy of FOCAL technology in each subgroup. The OSTI-2 Study began in February 1996 and is expected to be completed in 1997.

     The Company also intends to sponsor additional studies from time to time to assess the value of, and to expand clinical indications of, its existing and new technologies. The Company is planning a clinical study to expand the clinical uses of its FOCAL technology catheters to include balloon dilatation of previously deployed stents in order to properly implant the stent in the arterial wall. The Company is finalizing the clinical protocol for this study and expects to begin this study prior to the end of 1996. This study will include approximately 100 patients and is expected to be completed in 1997.

STRATEGIC RELATIONSHIPS

     The Company evaluates on an ongoing basis potential strategic relationships with corporate and other partners where such relationships may complement and expand CVD's research, development, sales and marketing capabilities. The Company is currently a party to four such agreements, described below.

     Advanced Cardiovascular Systems, Inc.. In January 1995, the Company entered into a license agreement with ACS. The parties subsequently confirmed their understanding with respect to certain matters in a second agreement dated March 4, 1996 (collectively, the "ACS Agreements"). Under the ACS Agreements, the Company acquired the exclusive worldwide rights to ACS' SmartNeedle technology, subject to the payment of certain royalties. ACS was granted the option to acquire the exclusive worldwide rights to certain CVD perfusion technology, which ACS exercised on February 14, 1996. As a result, ACS has an exclusive worldwide right to develop, manufacture and market the Company's MAC I product line. In exchange for this technology, ACS is obligated to make milestone and minimum annual royalty payments to CVD, and also has certain obligations to develop and market the technology. In addition, in the event that CVD develops a product which combines coronary balloon angioplasty, perfusion and drug delivery technology on the same catheter, ACS will have certain rights to license such product. The ACS Agreements may be terminated upon 60 days notice in the event of a breach by the other party, subject to the breaching party's right to cure, or by ACS upon 30 days notice without cause.

     SCIMED Life Systems, Inc. The Company has entered into a Stock Purchase and Technology License Agreement, dated September 10, 1994, with SCIMED (the "SCIMED Agreement"). Pursuant to the SCIMED Agreement, SCIMED purchased a 19% equity position in the Company. SCIMED was also granted an exclusive worldwide license to certain combined site-specific drug delivery and coronary angioplasty technology, including the Company's Transport products, for use in the cardiovascular field in exchange for license and royalty fees. The SCIMED Agreement also requires CVD to provide certain technical assistance and to perform additional research and development relating to the licensed technology in exchange for fees and reimbursement of expenses. In the event that CVD's SCIMED-funded research and development efforts result in improvements to the licensed technology, SCIMED will have an exclusive worldwide license to the technology in the cardiovascular field and a non-exclusive license outside the cardiovascular field, both of which are subject to the payment of royalties. The SCIMED Agreement may be terminated in the event of breach on 90 days notice by the non-breaching party (or on 30 days notice in certain limited circumstances) or by SCIMED upon 180 days notice.

     Fukuda Denshi Co., Ltd. The Company has entered into a Distribution Agreement, dated May 28, 1993, with Fukuda Denshi Co., Ltd. (the "Fukuda Agreement"), whereby Fukuda serves as CVD's exclusive distributor for certain of the Company's products in Japan. In exchange for this exclusive distributorship, Fukuda paid a fee to CVD in addition to payments owing upon the purchase of the products. Fukuda also agreed to undertake all necessary clinical trials to obtain approval from Japanese regulatory authorities for the sale of the products in Japan. Fukuda's purchases under the Fukuda Agreement are subject to certain minimum requirements. The initial term of the Fukuda Agreement expires on May 31, 1998, subject to a five-year extension. The Fukuda Agreement may also be terminated in the event of breach upon 90 days notice by the non-breaching party. In July 1995 and May 1996, the distribution agreement with Fukuda was amended to grant Fukuda exclusive distribution rights to additional CVD products. Under these amendments, the Company received a $750,000 investment which is convertible by Fukuda into Common Stock upon the consummation of this offering (the "Convertible Obligation").

     EndoSonics Corporation. The Company has entered into a license agreement with EndoSonics, dated December 22, 1995 (the "EndoSonics Agreement"), pursuant to which CVD granted EndoSonics the non-exclusive, royalty-free right to CVD's FOCAL technology for the development and sale of a combined FOCAL/Ultrasound product. In exchange, CVD received the non-exclusive, royalty-free right to submit PMA supplement applications utilizing an EndoSonics PMA as a reference and to manufacture and distribute CVD products as a supplement to the EndoSonics PMA. The EndoSonics Agreement may be terminated in the event of breach upon 60 days notice by the non-breaching party, subject to the breaching party's right to cure. In the event of termination, the Company would be prohibited from submitting new PMA supplements referencing the EndoSonics PMA and would be required to seek independent FDA approval for such products, which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, EndoSonics recently purchased 400,000 shares of CVD's Series B Preferred Stock for a purchase price of $8,000,000, which will convert into 800,000 shares of Common Stock upon the consummation of this offering. See "Certain Transactions -- Relationship with EndoSonics Corporation."

PATENTS AND PROPRIETARY INFORMATION

     The Company's policy is to protect its proprietary position by, among other methods, filing U.S. and foreign patent applications to protect technology, inventions and improvements that are important to the development of its business. The Company has five issued and four allowed U.S. patents covering certain aspects of its catheter technology and licenses additional patents relating to the vascular access technology. Eleven additional patent applications have been submitted to the U.S. Patent Office and additional patent applications have been submitted to international agencies for review. No assurance can be given that pending patent applications will be approved, or that any issued patents will provide competitive advantages for the Company's products, or that they will not be challenged or circumvented by competitors.

     The interventional cardiovascular market in general and the balloon angioplasty catheter market (including the type of catheters offered by CVD) in particular have been characterized by substantial litigation regarding patent and other intellectual property rights. Although the Company believes that its products do not infringe other parties' patents and proprietary rights, there can be no assurance that its products do not infringe such patents or rights. In the event that any such third-parties assert claims against the Company for patent infringement and such patents are upheld as valid and enforceable, the Company could be prevented from utilizing the subject matter claimed in such patents, or would be required to obtain licenses from the owners of any such patents or redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be so on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. In addition, foreign intellectual property laws may not provide protection commensurate with that provided by U.S. intellectual property laws, and there can be no assurance that foreign intellectual property laws will adequately protect the Company's intellectual property rights abroad. The Company also relies on trade secrets and proprietary technology and enters into confidentiality and non-disclosure agreements with its employees, consultants and advisors. There can be no assurance that the confidentiality of such trade secrets or proprietary information will be maintained by employees, consultants, advisors or others, or that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors in such a manner that the Company has no practical recourse. Litigation may be necessary to defend against claims of infringement or invalidity, to enforce patents issued to the Company or to protect trade secrets. There can be no assurance that any such litigation would be successful. Any litigation could result in substantial costs to, and diversion of resources by, the Company and its officers, which would have a material adverse effect on its business, financial condition and results of operations. See "Risk
Factors -- Reliance on Patents and Proprietary Technology; Risk of Patent Infringement."

COMPETITION

     The Company believes that the primary competitive factors in the market for interventional cardiology devices are: clinical effectiveness, product safety, catheter size, flexibility and trackability, ease of use, reliability, price and availability of third party reimbursement. In addition, a company's distribution capability and the time in which products can be developed and receive regulatory approval are important competitive factors. The Company believes it competes favorably with respect to the foregoing factors. The Company also believes that its competitive position is dependent upon its ability to continue to develop innovative new catheter technologies and obtain rapid regulatory approval.

     Competition in the market for devices used in the treatment of cardiovascular and peripheral vascular disease is intense, and is expected to increase. The interventional cardiology market is characterized by rapid technological innovation and change, and the Company's products could be rendered obsolete as a result of future innovations. The Company's catheters compete or will compete with catheters marketed by a number of manufacturers, including ACS, SCIMED, JJIS and Cordis Corporation, subsidiaries of Johnson & Johnson, Medtronic, Inc., C.R. Bard, Inc. and Schneider USA, a subsidiary of Pfizer, Inc. In addition, the Company faces competition from manufacturers of other catheter-based atherectomy devices, vascular stents and pharmaceutical products intended to treat vascular disease. Such companies have significantly greater financial, management and other resources, established market positions, and significantly larger sales and marketing organizations than does the Company. In addition, the Company believes that many of the purchasers and potential purchasers of the Company's products prefer to purchase catheter products from a single source. Accordingly, many of the Company's competitors, because of their size and range of product offerings, have a competitive advantage over the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more clinically effective or cost effective than any that are being marketed or developed by the Company, or that such competitors will not succeed in obtaining regulatory approval for introducing or commercializing any such products prior to the Company. See "Risk Factors -- Significant Competition."

THIRD-PARTY REIMBURSEMENT

     In the United States, the Company's products are purchased primarily by medical institutions, which then bill various third-party payors, such as Medicare, Medicaid, and other government programs and private insurance plans, for the health care services provided to patients. Government agencies, private insurers and other payors determine whether to provide coverage for a particular procedure and reimburse hospitals for medical treatment at a fixed rate based on the diagnosis-related group ("DRG") established by the U.S. HCFA. The fixed rate of reimbursement is based on the procedure performed, and is unrelated to the specific devices used in that procedure. If a procedure is not covered by a DRG, payors may deny reimbursement. In addition, some payors may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate or not cost-effective, experimental or used for a non-approved indication. Reimbursement of interventional procedures utilizing the Company's products is currently covered under a DRG. There can be no assurance that reimbursement for such procedures will continue to be available, or that future reimbursement policies of payors will not adversely affect the Company's ability to sell its products on a profitable basis. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors, or changes in government and private third-party payors' policies toward reimbursement for procedures employing the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Limitations on Third-Party Reimbursement."

GOVERNMENT REGULATION

     The manufacturing and marketing of the Company's products are subject to extensive and rigorous government regulation in the United States and in other countries. The Company believes that its success will be significantly dependent upon commercial sales of improved versions of its catheter products. The Company will not be able to market these new products in the United States unless and until the Company obtains approval or clearance from the FDA. Foreign and domestic regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed.

     If a medical device manufacturer can establish that a newly developed device is "substantially equivalent" to a legally marketed Class I or Class II device, or to a Class III device that the FDA has not called for a PMA, the manufacturer may seek clearance from the FDA to market the device by filing a premarket notification with the FDA under Section 510(k) of the Federal Food, Drug, and Cosmetic Act. All of the 510(k) clearances received for the Company's catheters were based on substantial equivalence to legally marketed devices. There can be no assurance that 510(k) clearance for any future product or significant modification of an existing product will be granted or that the process will not be unduly lengthy. In addition, if the FDA has concerns about the safety or effectiveness of any of the Company's products, it could act to withdraw approval or clearances of those products or request that the Company present additional data. Any such actions would have a material adverse effect on the Company's business, financial condition and results of operations.

     If substantial equivalence cannot be established, or if the FDA determines that the device or the particular application for the device requires a more rigorous review to assure safety and effectiveness, the FDA will require that the manufacturer submit a PMA application that must be reviewed and approved by the FDA prior to sales and marketing of the device in the United States. The PMA process is significantly more complex, expensive and time consuming than the 510(k) clearance process and always requires the submission of clinical data. It is expected that certain of the Company's products under development will be subject to this PMA process. The Company currently has a non-exclusive, royalty-free right to submit PMA supplement applications utilizing an EndoSonics PMA as a reference and to manufacture and distribute CVD products as a supplement to the EndoSonics PMA. This agreement may be terminated in the event of breach upon 60 days notice by the non-breaching party, subject to the breaching party's right to cure. In the event of termination, the Company would be prohibited from submitting new PMA supplements referencing the EndoSonics PMA and would be required to seek independent FDA approval for any such products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also required to register as a medical device manufacturer with the FDA and maintain a license with certain state agencies, such as the CDHS. As such, the Company is inspected on a routine basis by both the FDA and the CDHS for compliance with GMP regulations. These regulations require that the Company manufacture its products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. The Company has also undergone and expects to continue to undergo regular GMP inspections in connection with the manufacture of its products at the Company's facilities. Further, the Company is required to comply with various FDA requirements for labeling. The Medical Device Reporting laws and regulations require that the Company provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for unapproved applications. CVD has received FDA approval to market the FACT catheters, which utilize the FOCAL technology, for coronary balloon angioplasty. These catheters are marketed outside the United States for use in stent deployment.

However, without specific FDA approval for stent deployment, these catheters may not be marketed by the Company in the United States for such use.

     Failure to comply with applicable regulatory requirements can, among other consequences, result in fines, injunctions, civil penalties, suspensions or loss of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. In addition, government regulations may be established in the future that could prevent or delay regulatory clearance or approval of the Company's products. Delays in receipt of clearances or approvals, failure to receive clearances or approvals or the loss of previously received clearances or approvals would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also subject to other federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices. The extent of government regulation that might result from any future legislation or administrative action cannot be accurately predicted. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     International sales of the Company's products are subject to the registration requirements of each country. The regulatory review process varies from country to country and may in some cases require the submission of clinical data. The Company typically relies on its distributors in such foreign countries to obtain the requisite regulatory approvals. There can be no assurance, however, that such approvals will be obtained on a timely basis or at all. In addition, the FDA must approve the export to certain countries of devices that require a PMA but are not yet approved domestically.

     The Company is in the process of implementing policies and procedures which are intended to allow the Company to receive ISO 9001 certification of its quality system. The ISO 9000 series of standards for quality operations has been developed to ensure that companies know the standards of quality to which they must adhere to receive certification. The European Union has promulgated rules which require that medical products receive by mid-1998 the right to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. ISO 9001 certification is one of the CE mark certification requirements. Failure to receive the right to affix the CE mark will prevent the Company from selling its products in member countries of the European Union. While the Company is in the process of becoming ISO 9001 certified, there can be no assurance that the Company will be successful in meeting these or any other certification requirements on a timely basis, or at all.

PRODUCT LIABILITY

     The Company faces the risk of financial exposure to product liability claims. The Company's products are often used in situations in which there is a high risk of serious injury or death. Such risks will exist even with respect to those products that have received, or in the future may receive, regulatory approval for commercial sale. The Company is currently covered under EndoSonics' product liability insurance policy with coverage limits of $2.0 million per occurrence and $2.0 million per year in the aggregate. However, this coverage will terminate when the Company ceases to be a majority-owned subsidiary of EndoSonics. Accordingly, following this offering, the Company expects to obtain product liability insurance with similar coverage limits. There can be no assurance that the Company's product liability insurance is adequate or that such insurance coverage will remain available at acceptable costs. There can be no assurance that the Company will not incur significant product liability claims in the future. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, adverse product liability actions could negatively affect the reputation and sales of the Company's products and the Company's ability to obtain and maintain regulatory approval for its products and substantially divert the time and effort of management away from the Company's operations.

EMPLOYEES

     As of April 30, 1996, the Company had 92 employees, including 56 in manufacturing, 12 in research, development and regulatory affairs, 15 in sales and marketing, 5 in administration and 4 in quality assurance.

The Company believes that the success of its business will depend, in part, on its ability to attract and retain qualified personnel. The Company believes it has good relations with its employees.

PROPERTIES

     Currently, the Company leases facilities aggregating approximately 22,000 square feet in Irvine, California under lease agreements which expire beginning in 1997. The Company believes that its facilities are adequate to meet its requirements through 1997.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The executive officers, directors and key employees of the Company, and their ages as of April 30, 1996, are as follows:

               NAME                    AGE                     POSITION
- ----------------------------------  ---------   ---------------------------------------
Michael R. Henson.................     50       President, Chief Executive Officer and
                                                Chairman of the Board of Directors
Dana P. Nickell...................     46       Vice President, Finance and
                                                Administration, Chief Financial Officer
                                                and Secretary
Michael D. Crocker................     39       Vice President, Engineering
Jeffrey F. O'Donnell..............     36       Vice President, Sales and Marketing
Bart R. Navarro...................     50       Director of Manufacturing
Claire K. Walker..................     49       Director of Clinical Affairs
George F. Kick....................     50       Business Manager, Peripheral Products
Blair W. Breyne...................     37       Director of International Market
                                                Development
Robert J. Imdieke.................     42       Manager, Quality Assurance
Mitchell Dann(1)..................     35       Director
William G. Davis(1)...............     64       Director
Gerard von Hoffmann(2)............     40       Director
Edward M. Leonard(2)..............     54       Director

- ---------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

     Michael R. Henson joined the Company as President and Chief Executive Officer in February 1995. Prior to joining CVD, Mr. Henson served as the Chief Executive Officer of EndoSonics from 1988 to February 1995. He was appointed Chairman of the Board of Directors of EndoSonics in February 1993. Between April 1983 and February 1988, Mr. Henson served as President and Chief Executive Officer of Trimedyne, Inc., a manufacturer of medical lasers and catheters. Prior to joining Trimedyne in 1983, Mr. Henson held positions as Vice President for G.D. Searle & Company, Director of Marketing for the Hospital Products Division of Abbott Laboratories, and Marketing Manager for Bristol Myers and Company.

     Dana P. Nickell joined the Company as Vice President, Finance and Administration and Chief Financial Officer in December 1995 and was appointed Secretary in May 1996. Prior to joining CVD he was Chief Financial Officer of Innerspace Inc., a medical device manufacturer which filed for bankruptcy protection in 1995, from May 1994 to April 1995. From August 1993 until April 1994, Mr. Nickell served as Chief Financial Officer of Masimo Corporation, a developer of pulse oximeter technology. Between November 1988 and June 1993, Mr. Nickell was Chief Financial Officer and Vice President, Finance, Administration and Business Development of EndoSonics. He also served as Secretary of EndoSonics from January 1990 to August 1992. Mr. Nickell is a Certified Public Accountant.

     Michael D. Crocker has served as Vice President, Engineering since the incorporation of CVD in March 1992. From March 1991 to March 1992, Mr. Crocker was involved with start-up activities related to CVD. From January 1989 to March 1991, Mr. Crocker provided product development consulting to the following companies: Medtronic, Advanced Interventional Systems, Pilot Cardiovascular and Imagyn Medical. From November 1986 to January 1989, he served in product development at Trimedyne, and from March 1983 to November 1986 in product development and manufacturing at ACS.

     Jeffrey F. O'Donnell has served as Vice President, Sales & Marketing at the Company since November 1995. Prior to joining CVD, Mr. O'Donnell served as President and Vice President of Marketing and Business Development of Kensey Nash Corporation, a medical device manufacturer, from January 1994 to May 1995.

From 1988 to 1994 Mr. O'Donnell held various sales and regional management positions at ACS. Prior to working at ACS, Mr. O'Donnell held senior sales and marketing positions with Boston Scientific and Johnson & Johnson.

     Bart R. Navarro joined the Company in February 1995 as Director of Manufacturing. From September 1989 to February 1995, Mr. Navarro served as Director of Manufacturing for Eclipse Surgical Technologies, Inc. From March 1985 to September 1989, Mr. Navarro served as Manager of Manufacturing for MCM Laboratories, Inc., a medical device manufacturer. From June 1981 to March 1985, Mr. Navarro served as a Process Engineer for Manufacturing for ACS.

     Claire K. Walker has served as Director of Clinical Affairs of the Company since November 1994. From May 1992 to November 1994, Ms. Walker provided clinical marketing consulting services to CVD. From September 1990 to November 1992, Ms. Walker served as a principal of CKW and Associates providing project specific consulting services to InterVentional Technologies, Inc., a medical device company. From July 1981 to August 1988, Ms. Walker was employed by ACS as a clinical specialist and from 1984 through 1988 worked as a direct sales representative. Ms. Walker also worked as a cardiovascular catheterization laboratory nurse.

     George F. Kick joined the Company in March 1995 and served as Director of U.S. Marketing until December 1995 when he became the Business Manager, Peripheral Products. From January 1992 to March 1995, Mr. Kick worked as a consultant and project manager at NeuroNavigational, a medical device manufacturer, developing minimally invasive vascular surgical systems for arterial bypass in the leg. From February 1979 to December 1991, he served as President of Dynamic Concepts, a cardiovascular distribution company, representing Trimedyne, Telectronics, CryoLife and other high tech start-up companies.

     Blair W. Breyne joined the Company in January 1994 and has served as Director of International Market Development for the Company since January 1995. From January 1994 through December 1994, Ms. Breyne served as Manager of International Market Development. Prior to joining the Company, Ms. Breyne was employed by EndoSonics from May 1990 through December 1993 as Manager and National Manager of Sales and Clinical Applications.

     Robert J. Imdieke joined the Company as Manager of Quality Assurance in January 1995. Prior to joining CVD Mr. Imdieke served as Manager, Quality Assurance at Imagyn Medical, Inc. from June 1991 to January 1995. From December 1989 until February 1991, he served as Quality Control Supervisor at Advanced Interventional Systems. Mr. Imdieke also served as Quality Assurance Manager at Trimedyne, Inc. from November 1984 through May 1989.

     Edward M. Leonard was appointed as a director in April 1996. He has been a partner in the law firm of Brobeck, Phleger & Harrison LLP since 1977. Mr. Leonard is a member of Brobeck's Policy Committee and founded and served as Managing Partner of Brobeck's Palo Alto office from January 1980 through January 1996. He also served as head of Brobeck's Corporate Practice Group from 1988 through 1992. Mr. Leonard is also a director of EndoSonics.

     Mitchell Dann joined the Company as a director in April 1996. Since April 1991, Mr. Dann has been a President of M. Dann & Co., Inc., a venture capital advisory firm. From October 1982 to April 1991, he co-founded and held the position of Managing Partner at IAI Venture Capital Group, the venture capital division of Investment Advisors, Inc. Mr. Dann is Chairman of the Board of Urologix, Inc.

     William G. Davis joined the Company as a director in January 1995. Mr. Davis is an independent business consultant. From 1957 to 1984, Mr. Davis was associated with Eli Lilly and Company. He served as Executive Vice President, Eli Lilly International Corporation, from 1972 to 1975, Executive Vice President, Pharmaceutical Division, from 1975 to 1982, and President, Medical Instrument Systems Division, from 1982 until his retirement in 1984. Mr. Davis is also a director of ALZA Corporation, Collagen Corporation, EndoSonics and Target Therapeutics, Inc.

     Gerard von Hoffmann joined the Company as a director in April 1996. He has been with the law firm of Knobbe, Martens, Olson & Bear since 1986 and has been a partner since 1989.

     The Company currently has authorized five directors. Each director holds office until the next annual meeting of stockholders or until his successor is duly elected and qualified. The officers serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other employees of CVD, administers the various incentive compensation and benefit plans (including the Company's stock plans) of CVD and recommends policies relating to such incentive compensation and benefit plans. The Audit Committee reviews the need for internal auditing procedures and the adequacy of internal controls and meets periodically with management and the independent auditors. The Board of Directors may establish additional committees from time to time.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer whose salary and bonus for 1995 was in excess of $100,000 (the "Named Officer") for services rendered in all capacities to the Company for that fiscal year. No other executive officer was paid salary and bonus in excess of $100,000 for the 1995 fiscal year. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for 1995 resigned or terminated employment during that year. See "Certain Transactions -- Relationship with EndoSonics Corporation."

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     -------------
                                                                                       NUMBER OF
                                                            ANNUAL COMPENSATION       SECURITIES
                                                            --------------------      UNDERLYING
          NAME AND PRESENT PRINCIPAL POSITION                SALARY       BONUS         OPTIONS
- --------------------------------------------------------    --------     -------     -------------
Michael R. Henson.......................................    $189,850     $70,000        250,000
  President and Chief Executive Officer

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the stock option grants made to the Named Officer in 1995. No stock appreciation rights were granted to this individual during such year.

                                                  INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                            -------------------------------------------------------------       VALUE AT ASSUMED
                            NUMBER OF                                                         ANNUAL RATES OF STOCK
                            SECURITIES                                                         PRICE APPRECIATION
                            UNDERLYING    % OF TOTAL OPTIONS                                           FOR
                             OPTIONS          GRANTED TO         EXERCISE                        OPTION TERM(4)
                             GRANTED         EMPLOYEES IN          PRICE       EXPIRATION     ---------------------
                              (#)(1)        FISCAL YEAR(2)       ($/SH)(3)        DATE         5%($)        10%($)
                            ----------    ------------------    -----------    ----------     --------     --------
Michael R. Henson.........    200,000(5)         20.90%            $1.00       05/14/2005     $125,779     $318,748
                               50,000(6)          5.22              1.50       12/18/2005       47,167      119,531

- ---------------
(1) Each of the options listed in the table was granted under the Company's 1995 Stock Option Plan. Each such option will be incorporated into the 1996 Stock Option/Stock Issuance Plan.

(2) Based upon options granted for an aggregate of 957,000 shares to employees in 1995, including the Named Officer.

(3) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The Compensation Committee of the Board of Directors, as the Plan Administrator of the Company's 1996 Stock Option/Stock Issuance Plan, has the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the grant date.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(5) The option was granted on May 15, 1995 and has a maximum term of ten years measured from the grant date, subject to earlier termination upon the optionee's termination of service with the Company. Each option is immediately exercisable subject to a repurchase right in favor of the Company which lapses in a series of annual and monthly installments over the optionee's period of service with the Company. The Company's repurchase right lapses as to 25% of the option shares upon the optionee's completion of one year of service measured from November 21, 1994 and as to the balance of the option shares in a series of successive equal monthly installments upon the optionee's completion of each additional month of service over the next 36 months thereafter.

(6) The option was granted on December 19, 1995 and has a maximum term of ten years measured from the grant date, subject to earlier termination upon the optionee's termination of service with the Company. Each option is immediately exercisable subject to a repurchase right in favor of the Company which lapses in a series of annual and monthly installments over the optionee's period of service with the Company. The Company's repurchase right lapses as to 25% of the option shares upon the optionee's completion of one year of service measured from the grant date and as to the balance of the option shares in a series of successive equal monthly installments upon the optionee's completion of each additional month of service over the next 36 months thereafter.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning option exercises and option holdings for 1995 with respect to the Named Officer. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

                                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                                  OPTIONS AT FY-END(#)(1)                FY-END(2)
                                               -----------------------------   -----------------------------
                    NAME                       EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
- ---------------------------------------------  -----------     -------------   -----------     -------------
Michael R. Henson............................     54,167          195,833        $27,084          $72,916

- ---------------

(1) Options are immediately exercisable for all the option shares, but any shares purchased under the options will be subject to repurchase by the Company at the original exercise price per share upon the optionee's cessation of service. Shares subject to repurchase are shown under the "Unexercisable" column.

(2) Based on the fair market value of the Company's Common Stock at year-end, $1.50 per share (as determined by the Company's Board of Directors), less the exercise price payable for such shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board was formed in May 1996, and the members of the Compensation Committee are Messrs. Davis and Dann. Neither of these individuals was at any time during the fiscal year ended December 31, 1995, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

1996 STOCK OPTION/STOCK ISSUANCE PLAN

     The Company's 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") is intended to serve as the successor equity incentive program to the Company's 1995 Stock Option Plan (the "Predecessor Plan"). The 1996 Plan was adopted by the Board of Directors and approved by the stockholders on May 1, 1996, (the "Effective Date"). Under the 1996 Plan, 1,200,000 shares of Common Stock have been authorized for issuance. This share reserve is comprised of the shares which remained available for issuance under the Predecessor Plan as of the Effective Date, including the shares subject to outstanding options thereunder. Those outstanding options will be incorporated into the 1996 Plan on the Effective Date, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1996 Plan to those options. However, except as otherwise noted below, the outstanding options under the Predecessor Plan contain substantially the same terms and conditions specified below for the Discretionary Option Grant Program in effect under the 1996 Plan. In no event may any one participant in the 1996 Plan receive option grants or direct stock issuances for more than 800,000 shares in the aggregate over the term of the Plan.

     The 1996 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

     The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

     Under the 1996 Plan, upon an acquisition of the Company by merger or asset sale or a hostile take-over of the Company, each outstanding option and unvested stock issuance will be subject to accelerated vesting under certain circumstances. The options granted under the Predecessor Plan will be assumed or replaced in a merger or asset sale but do not include any acceleration provisions in connection with a merger or asset-sale or upon a hostile take-over, although such options may be accelerated at the discretion of the Plan Administrator.

     Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. No stock appreciation rights exist with respect to options currently outstanding under the Predecessor Plan.

     The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

     Under the Automatic Option Grant Program, each individual serving as a non-employee Board member on the date the Underwriting Agreement for this offering is executed will receive an option grant on such date for 5,000 shares of Common Stock, provided such individual has not otherwise been in the prior employ of the Company. Each individual who first becomes a non-employee Board member thereafter will receive a 5,000-share option grant on the date such individual joins the Board provided such individual has not been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting held after the date of this offering, each individual who is to continue to serve as a non-employee Board after the meeting will receive an additional option grant to purchase 5,000 shares of Common Stock whether or not such individual has been in the prior employ of the Company.

     Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee Board member cease prior to vesting in the shares. The initial 5,000-share grant will vest in four equal and successive annual installments over the optionee's period of Board service. Each additional annual 5,000-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     The Board may amend or modify the 1996 Plan at any time. The 1996 Plan will terminate on April 30, 2006, unless sooner terminated by the Board.

EMPLOYEE STOCK PURCHASE PLAN

     The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the stockholders on May 1, 1996. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 200,000 shares of Common Stock has been established for this purpose.

     The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of twenty-four months. The initial offering period will begin on the day the Underwriting Agreement is executed based on the initial public offering price and will end on the last business day in July 1998. Each offering period will be comprised of successive purchase intervals, each of a duration of six months. However, the first purchase interval under the initial offering period may be of a duration in excess of six months. Shares of Common Stock will be purchased for each participant at the end of each purchase interval during the offering period. If the fair market value of the Common Stock on any purchase date in the offering period is less than the fair market value of the Common Stock at the start of the offering period, then that offering period will terminate and a new offering period will automatically commence on the next business day following that purchase date.

     Payroll deductions may not exceed 10% of base salary for each purchase interval. The purchase price per share will be 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event may any participant purchase more than 950 shares of Common Stock on any purchase date.

     The Board may terminate the Purchase Plan at any time. The Purchase Plan will terminate in all events on the last business day in July 2006.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability (i) for any breach of such director's duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derives an improper personal benefit.

     The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees and other agents to the full extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits the Company to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Company upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

     The Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such director or officer against expenses (including attorneys's fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company. The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     At present the Company is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     The Company does not presently have any employment contracts in effect with any of its executive officers.

     The Compensation Committee as Plan Administrator of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and any other executive officer or the shares of Common Stock subject to direct issuances held by such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH ENDOSONICS CORPORATION

     On June 15, 1992, EndoSonics acquired a 40% interest in CVD in exchange for $568,000 in cash. Upon completion of this investment, EndoSonics' President and Chief Executive Officer owned a 19% equity interest in CVD and served as Chairman of the Board. Pursuant to an Agreement and Plan of Reorganization between EndoSonics and CVD signed on June 9, 1993, EndoSonics acquired all of the outstanding capital stock of CVD in exchange for $335,000 in cash and 250,000 shares of EndoSonics' Common Stock with an aggregate market value of $1,563,000. Pursuant to the terms of the Agreement and Plan of Reorganization, in June 1995, EndoSonics became obligated to issue 50,000 shares of its Common Stock with an aggregate market value of $488,000, to the former shareholders of CVD because the market price of EndoSonics' stock did not exceed a specified price for a specified period during the two-year period following the acquisition. On March 29, 1996, EndoSonics acquired 400,000 shares of Series B Preferred Stock for a purchase price of $8,000,000, which will convert into 800,000 shares of Common Stock upon the consummation of this offering.

     During 1994 and 1995, EndoSonics manufactured certain of the Company's catheter products. Total purchases from EndoSonics during 1994 and 1995 amounted to $0.8 million and $0.2 million, respectively. In addition, during 1994 EndoSonics performed certain billing and collection services for the Company in return for a fee per invoice which amounted to $10,000. In addition, since August 1993, certain of EndoSonics' corporate expenses, including Mr. Henson's salary, were paid by EndoSonics and accounting, cash management and other administrative services were performed by EndoSonics. Pursuant to this arrangement, the Company paid EndoSonics an aggregate of $290,000, $340,000, $54,000 and $48,000 for 1993, 1994, 1995 and the three months ended March 31, 1996, respectively. In addition, EndoSonics paid Mr. Henson's bonus for 1995. See "Management -- Executive Compensation."

     The Company has entered into a license agreement with EndoSonics, dated December 22, 1995 (the "EndoSonics Agreement"), pursuant to which CVD granted EndoSonics the non-exclusive, royalty-free right to CVD's FOCAL technology for the development and sale of a combined FOCAL/Ultrasound product. In exchange, CVD received the non-exclusive, royalty-free right to submit PMA supplement applications utilizing an EndoSonics PMA as a reference and to manufacture and distribute CVD products as a supplement to the EndoSonics PMA. The EndoSonics Agreement may be terminated in the event of breach upon 60 days notice by the non-breaching party, subject to the breaching party's right to cure. In addition, EndoSonics recently purchased 400,000 shares of CVD's Series B Preferred Stock for a purchase price of $8,000,000, which will convert into 800,000 shares of Common Stock upon the consummation of this offering.

     CVD and EndoSonics will enter into certain agreements for the purpose of defining the ongoing relationship between the two companies. EndoSonics owned approximately 84% of the outstanding voting capital stock of CVD prior to the offering made hereby and will own approximately 49% of CVD's Common Stock after the offering. Accordingly, these agreements are not the result of arm's-length negotiations between independent parties.

     Prior to the completion of this offering, CVD and EndoSonics will enter into a Tax Allocation Agreement that will provide, among other things, for (i) the allocation of tax liabilities and adjustments thereto as between the business of the Company and other businesses conducted by EndoSonics and its affiliates related to periods in which the Company is includable in consolidated federal income tax returns filed by EndoSonics, (ii) the allocation of responsibility for filing tax returns and (iii) the conduct of and responsibility for taxes owed in connection with tax audits and various related matters, as described below.

     EndoSonics will agree to indemnify CVD for any federal and state income tax liability arising out of any audit with respect to periods ending prior to the closing of the offering hereby and for which CVD was included in EndoSonics' consolidated federal income tax return or a state unitary or combined return. In addition, with respect to periods for which CVD is included in EndoSonics' federal consolidated or state unitary tax return, EndoSonics shall control the filing of such returns and the conduct of any audits thereof. With respect to periods following the closing of this offering, the Company will file its own federal income tax return and will not be included in EndoSonics' federal return. The Company will initially be included in certain unitary or combined returns for state tax purposes. To the extent this occurs, this agreement generally will treat the Company as a separate taxpayer and will charge the Company with its separate tax return liability.

     EndoSonics and CVD will enter into a Stockholder Agreement providing that all transactions between the Company and EndoSonics or any affiliate of EndoSonics must be approved by a special committee of CVD's Board of Directors comprised of two directors who are not officers, directors, employees or affiliates of EndoSonics. The members of this committee are Mitchell Dann and Gerard von Hoffmann. No transactions between the Company and EndoSonics are currently contemplated. During the effective term of the Agreement, EndoSonics may not vote to eliminate from the Company's Certificate of Incorporation provisions requiring cumulative voting for the election of directors. The provisions of the Agreement become effective upon the consummation of the offering made hereby and terminate on the earlier of seven years from the date of the Agreement or on the date EndoSonics beneficially owns less than 25% of CVD's Common Stock.

     EndoSonics has informed the Company that EndoSonics presently intends to distribute or otherwise transfer to EndoSonics stockholders a portion of the CVD shares it will hold on consummation of this offering. While EndoSonics indicated that it may so distribute or transfer up to a majority of the shares it will hold, it also indicated that the precise amount and timing of any such distribution or transfer will depend upon, among other matters, an analysis of the tax consequences to EndoSonics and its stockholders. Any such distribution or transfer may result in a change of control of CVD. Notwithstanding EndoSonics' stated intent, EndoSonics is not obligated to make any such distribution or transfer nor is it obligated to take any action or refrain from taking any action with respect to the shares of CVD which it will hold upon completion of this offering.

OTHER TRANSACTIONS

     On September 10, 1994, the Company entered into a Stock Purchase and Technology License Agreement with SCIMED (the "SCIMED Agreement"). Pursuant to the SCIMED Agreement, SCIMED purchased a 19% equity position in the Company for a purchase price of $2,500,000. SCIMED was also granted an exclusive worldwide license to certain site-specific drug delivery/PTCA technology for use in the cardiovascular field in exchange for license and royalty fees. The SCIMED Agreement also requires CVD to provide certain technical assistance and to perform additional research and development relating to the licensed technology in exchange for fees and reimbursement of expenses, respectively. In the event that CVD's SCIMED-funded research and development efforts result in improvements to the licensed technology, SCIMED will have an exclusive worldwide license to the technology in the cardiovascular field and a non-exclusive license outside the cardiovascular field, both of which are subject to the payment of royalties. The SCIMED Agreement may be terminated in the event of breach on 90 days notice by the non-breaching party (or on 30 days notice in certain limited circumstances) or by SCIMED upon 180 days notice.

     In connection with the adoption of the Predecessor Plan, the Company issued a warrant to SCIMED in June 1995 to purchase 40,000 shares of Series A Preferred Stock at an exercise price of $6.58 per share in exchange for a waiver of SCIMED's anti-dilution rights under the SCIMED Agreement. The Company subsequently issued a warrant for an additional 20,000 shares of Series A Preferred at $6.58 per share in connection with an increase in the number of shares reserved for issuance under the Predecessor Plan. Following the consummation of this offering, these warrants shall be exercisable for 80,000 shares of Common Stock and 40,000 shares of Common Stock, respectively, at an exercise price of $3.29 per share.

     EndoSonics and SCIMED have entered into lock-up agreements with the Company limiting sales of the Company's Common Stock during the 180-day period following the date of this Prospectus. See "Shares Eligible for Future Sale."

     CVD intends to extend a loan in the amount of $150,000, to Jeffrey F. O'Donnell, the Company's Vice President of Sales and Marketing. The note, which will be secured by a second deed of trust on Mr. O'Donnell's home, will have a five-year term with interest compounding semi-annually at 6%. The principal and interest will be due five years from the date of the note.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1996 (after giving effect to the conversion of all outstanding shares of the Company's Preferred Stock into Common Stock upon the closing of this offering), and as adjusted to reflect the 2-for-1 stock split of the Company's Common Stock immediately prior to the effectiveness of this offering and the sale of the shares offered hereby by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) the Named Officer, (iv) certain executive officers and (v) all current officers and directors as a group.


                                                                            PERCENT BENEFICIALLY
                                                              SHARES           OWNED(1)(2)(3)
                                                           BENEFICIALLY     ---------------------
                                                           OWNED(1)(2)       BEFORE       AFTER
                            NAME                              NUMBER        OFFERING     OFFERING
    -----------------------------------------------------  ------------     --------     --------
    EndoSonics Corporation...............................    4,040,000        84.17%       48.90%
      6616 Owens Drive
      Pleasanton, CA 94588
    SCIMED Life Systems, Inc.(4).........................      880,000        17.89        10.65
      One SCIMED Place
      Maple Grove, MN 55311
    Michael R. Henson(5).................................      250,000         4.95         3.03
    Mitchell Dann(6).....................................           --           --           --
    William G. Davis(7)..................................        6,000            *            *
    Gerard von Hoffmann(8)...............................           --           --           --
    Edward M. Leonard(9).................................           --           --           --
    Michael D. Crocker(10)...............................      100,000         2.08         1.21
    Dana P. Nickell(11)..................................       56,000         1.17            *
    Jeffrey F. O'Donnell(12).............................      100,000         2.08         1.21
    All directors and officers as a group (13
      persons)(13).......................................      658,000        12.06%        7.96%


- ---------------

  *  Represents beneficial ownership of less than 1%.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.


 (2) The number of shares of Common Stock beneficially owned includes any shares issuable pursuant to stock options that may be exercised within 60 days after March 31, 1996. All options are immediately exercisable subject to a repurchase right in favor of the Company. Shares issuable pursuant to such options are deemed outstanding for computing the percentage of the person holding such options but are not deemed to be outstanding for computing the percentage of any other person.



 (3) The number of shares of Common Stock outstanding after this offering includes the 3,400,000 shares of Common Stock being offered for sale by the company in this offering and the issuance of 62,500 shares of Common Stock to Fukuda pursuant to the terms of the Amendment to Japanese Distribution Agreements dated May 13, 1996 by and between CVD and Fukuda. The number of shares of Common Stock outstanding after this offering assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."


 (4) Includes warrants to purchase 120,000 shares of the Company's Common Stock.

 (5) Includes options to purchase 250,000 shares of the Company's Common Stock.


 (6) Mr. Dann will receive an option to purchase 5,000 shares of Common Stock on the date the Underwriting Agreement for this offering is executed.



 (7) Includes options to purchase 6,000 shares of the Company's Common Stock. Mr. Davis will receive an option to purchase 5,000 shares of Common Stock on the date the Underwriting Agreement for this offering is executed.



 (8) Mr. von Hoffman will receive an option to purchase 5,000 shares of Common Stock on the date the Underwriting Agreement for this offering is executed.



 (9) Mr. Leonard will receive an option to purchase 5,000 shares of Common Stock on the date the Underwriting Agreement for this offering is executed.



(10) Includes options to purchase 100,000 shares of the Company's Common Stock.



(11) Includes options to purchase 56,000 shares of the Company's Common Stock.



(12) Includes options to purchase 100,000 shares of the Company's Common Stock.



(13) Includes options to purchase 658,000 shares of the Company's Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value, after giving effect to the amendment of the Company's Certificate of Incorporation to delete references to Series A Preferred Stock and Series B Preferred Stock following conversion of such Preferred Stock into Common Stock upon the closing of this offering.

COMMON STOCK

     As of March 31, 1996, there were 4,800,000 shares of Common Stock outstanding that were held of record by 2 stockholders. There will be 8,262,500 shares of Common Stock outstanding (assuming no exercise of the Underwriters' overallotment option and assuming no exercise of options after March 31, 1996) after giving effect to the sale of the shares of Common Stock to the public offered hereby and the conversion of the Convertible Obligation and the Company's Series A Preferred Stock and Series B Preferred Stock into Common Stock.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

  Certificate of Incorporation and Bylaws

     The Certificate of Incorporation provides that, effective upon the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The Bylaws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of the Company's capital stock. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the

Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

  Delaware Takeover Statute

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Chemical Mellon Shareholder Services. Its address is 50 California Street, 10th Floor, San Francisco, CA 94111, and its telephone number is (415) 954-9529.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 8,262,500 shares of Common Stock outstanding (assuming no exercise of options after March 31, 1996 and the conversion of the Convertible Obligation. Of these shares, the 3,400,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

     The remaining 4,862,500 shares of Common Stock are deemed "Restricted Shares" under Rule 144. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters. On the date of this Prospectus, no shares other than the 3,400,000 shares offered hereby will be eligible for sale. Beginning 180 days after the date of this Prospectus (or earlier with the consent of the Representatives of the Underwriters), 4,000,000 Restricted Shares will become available for sale in the public market subject to certain limitations of Rule 144 of the Securities Act. In addition, the Company intends to register on a registration statement on Form S-8, approximately 30 days after the effective date of this offering, a total of 200,000 shares of Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan and a total of 1,200,000 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1996 Stock Option/Stock Issuance Plan. See "Certain Transactions -- Relationship with EndoSonics Corporation" and "Risk Factors -- Control by Existing Stockholder; Limitations on Pooling-of-Interests Accounting" for a discussion of possible distributions of CVD shares held by EndoSonics to EndoSonics' stockholders.

     In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least two years, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company (approximately 82,625 shares after giving effect to this offering) and the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an Affiliate of the Company at any time during the ninety days preceding a sale, and who has beneficially owned shares for at least three years, would be entitled to sell such shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of such shares.

     Prior to this offering, there has been no public market for the Common Stock of the Company and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

OPTIONS

     As of March 31, 1996, options to purchase a total of 977,000 shares of Common Stock pursuant to the 1995 Stock Option Plan were outstanding and exercisable. All of the shares subject to options are subject to Lock-up Agreements. See "-- Lock-up Agreements." An additional 223,000 shares of Common Stock were available as of May 1, 1996 for future option grants or direct issuances under the 1996 Stock Option/Stock Issuance Plan. See
"Management -- 1996 Stock Option/Stock Issuance Plan," and Notes 9 and 11 of Notes to Financial Statements.

     Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issued or issuable pursuant to the Company's 1996 Stock Option/Stock Issuance Plan and Common Stock issuable pursuant to the Company's Employee Stock Purchase Plan. The Company expects to file the registration statements covering shares issuable pursuant to the Employee Stock Purchase Plan and 1996 Stock Option/Stock Issuance Plan approximately 30 days after the closing of this offering. Such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Lock-up Agreements, if applicable.

LOCK-UP AGREEMENTS

     Each of the Company's directors and officers and each stockholder of the Company has agreed that they will not, without the prior written consent of the Representatives of the Underwriters, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them or any shares issuable upon exercise of stock options for a period of 180 days from the effective date of this offering. See "Underwriting."

REGISTRATION RIGHTS

     After this offering, SCIMED, the holder of 760,000 shares of Common Stock will be entitled upon expiration of a lock-up agreement with the Underwriters to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and SCIMED, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, SCIMED is entitled to notice of such registration and is entitled to include shares of such Common Stock therein. SCIMED may also require the Company to file a registration statement under the Securities Act at the Company's expense with respect to its shares of Common Stock, and the Company is required to use its diligent reasonable efforts to effect such registration. Further, SCIMED may require the Company to file additional registration statements on Form S-3 at the Company's expense. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration in certain circumstances.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of such Underwriters, for whom Volpe, Welty & Company, Wessels, Arnold & Henderson, L.L.C. and Vector Securities International, Inc. (together, the "Representatives") are acting as representatives, has agreed severally to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below. The Underwriters are committed to purchase and pay for all shares if any shares are purchased.

                                                                         NUMBER
                             UNDERWRITER                               OF SHARES
   ----------------------------------------------------------------    ----------
   Volpe, Welty & Company..........................................
   Wessels, Arnold & Henderson, L.L.C..............................
   Vector Securities International, Inc............................
                                                                       ---------
             Total.................................................    3,400,000
                                                                       =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price
less a concession of not in excess of $     per share, of which $     may be
reallocated to other dealers. After the Offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted the Underwriters an option for thirty days after the date of this Prospectus to purchase, at the offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus, up to 510,000 additional shares of Common Stock at the same price per share as the Company receives for the 3,400,000 shares of Common Stock offered hereby, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the foregoing table, bears to the 3,400,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover the over-allotments in connection with the sale of the 3,400,000 shares of Common Stock offered hereby.

     Each of the Company's directors and officers and each stockholder of the Company, has agreed not to offer, sell, contract to sell or otherwise dispose of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 180 days following the Effective Date, without the prior written consent of Volpe, Welty & Company. The Company also has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of Volpe, Welty & Company, except for the granting of options or the sale of stock pursuant to the Company's existing stock and option plans. Volpe, Welty & Company, in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     Prior to this offering, there has been no public market for the Company's Common Stock. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related business.

     The Company has agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of the date of this Prospectus, Edward M. Leonard, a member of the firm of Brobeck, Phleger & Harrison LLP is a director of the Company and will receive an option to purchase 5,000 shares of Common Stock on the date the Underwriting Agreement for this offering is executed. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The financial statements of CardioVascular Dynamics, Inc. at December 31, 1994 and 1995, and for each of the two years in the period ended December 31, 1995, and the period from June 10, 1993 to December 31, 1993 and of the predecessor company for the period from January 1, 1993 through June 9, 1993, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Securities and Exchange Commission.

                         CARDIOVASCULAR DYNAMICS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Ernst & Young LLP, Independent Auditors.....................................  F-2
Balance Sheets........................................................................  F-3
Statements of Operations..............................................................  F-4
Statements of Stockholders' Equity (Net Capital Deficiency)...........................  F-5
Statements of Cash Flows..............................................................  F-6
Notes to Financial Statements.........................................................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
CardioVascular Dynamics, Inc.

     We have audited the accompanying balance sheets of CardioVascular Dynamics, Inc. (a subsidiary of EndoSonics Corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (net capital deficiency) and cash flows for the period from June 10, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995, and the statements of operations, stockholders' equity and cash flows of the predecessor company for the period from January 1, 1993 through June 9, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CardioVascular Dynamics, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from June 10, 1993 to December 31, 1993 and the predecessor's results of operations and cash flow for the period from January 1, 1993 through June 9, 1993, in conformity with generally accepted accounting principles.

Palo Alto, California
March 15, 1996, except for Note 11,
as to which the date is
May 13, 1996

                         CARDIOVASCULAR DYNAMICS, INC.

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                               PRO FORMA
                                                                                              STOCKHOLDERS'
                                                          DECEMBER 31,                           EQUITY
                                                       ------------------      MARCH 31,       MARCH 31,
                                                        1994       1995          1996            1996
                                                       ------     -------     -----------     -----------
                                                                              (UNAUDITED)     (UNAUDITED)
                                                                                               (NOTE 11)
ASSETS
Current Assets:
  Cash...............................................  $3,379     $ 1,568       $ 8,655
  Accounts receivable, net of allowance for doubtful
     accounts of $85, $180 and $180, respectively....     727       1,117         1,584
  Accounts receivable from related parties...........     125          --           100
  Inventories........................................      50         754           752
  Other current assets...............................       4          58            59
                                                       ------     -------       -------
Total current assets.................................   4,285       3,497        11,150
Furniture and equipment..............................      87         357           459
Leasehold improvements...............................       1         174           218
                                                       ------     -------       -------
                                                           88         531           677
Less accumulated depreciation and amortization.......     (33)       (107)         (152)
                                                       ------     -------       -------
Furniture, fixtures and equipment, net...............      55         424           525
Other assets.........................................      --          81            95
                                                       ------     -------       -------
Total assets.........................................  $4,340     $ 4,002       $11,770
                                                       ======     =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL
  DEFICIENCY)
Current liabilities:
  Accounts payable and accrued expenses..............  $  315     $ 1,684       $ 1,769
  Payable to Parent..................................   2,554       2,537         2,583
  Deferred distributorship fee revenue, current
     portion.........................................      50          50            50
                                                       ------     -------        ------
Total current liabilities............................   2,919       4,271         4,402
Deferred distributorship fee revenue.................     133          79            67
Convertible obligation...............................      --         750           750
Commitments
Stockholders' equity (net capital deficiency):
  Convertible Preferred Stock, $.001 par value;
     7,560,000 shares authorized, 2,000,000 and
     2,400,000 shares issued and outstanding as of
     December 31, 1995 and March 31, 1996,
     respectively; none issued and outstanding at
     December 31, 1994 and pro forma; aggregate
     liquidation preference of $13,160,000 and
     $21,160,000 as of December 31, 1995 and March
     31, 1996, respectively..........................      --           2             2         $    --
  Common Stock, $.001 par value; 30,000,000 shares
     authorized, 4,000,000 shares issued and
     outstanding at December 31, 1994; no shares
     issued or outstanding at December 31, 1995 or at
     March 31, 1996; 4,862,500 shares issued and
     outstanding pro forma...........................       4          --            --               5
  Additional paid-in capital.........................   4,835       5,670        13,720          14,467
  Deferred compensation..............................      --        (345)         (369)           (369)
  Accumulated deficit................................  (3,551)     (6,425)       (6,802)         (6,802)
                                                       ------     -------        ------         -------
Total stockholders' equity (net capital
  deficiency)........................................   1,288      (1,098)        6,551         $ 7,301
                                                       ------     -------         -----         =======

Total liabilities and stockholders' equity (net
  capital deficiency)................................  $4,340     $ 4,002       $11,770
                                                       ======     =======       =======

                            See accompanying notes.

                         CARDIOVASCULAR DYNAMICS, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       PREDECESSOR ENTITY
                                       ------------------
                                           JANUARY 1,
                                              1993           JUNE 10, 1993        YEAR ENDED        THREE-MONTH PERIOD
                                            THROUGH             THROUGH          DECEMBER 31,        ENDED MARCH 31,
                                            JUNE 9,          DECEMBER 31,     ------------------    ------------------
                                              1993               1993          1994       1995       1995       1996
                                       ------------------    -------------    -------    -------    -------    -------
                                                                                                       (UNAUDITED)
Revenue:
  Sales (including $43 from a related
    party in 1994)...................        $   --             $   126       $ 1,169    $ 3,462    $   199    $ 1,783
  License fee and other from related
    party............................            --                  --         1,220        641        210        100
  Contract...........................            --                  --            --         --         --        150
                                             ------          -------------    -------    -------    -------    -------
Total revenue........................            --                 126         2,389      4,103        409      2,033
Operating costs and expenses:
  Cost of sales......................            --                  79           848      2,051        118        942
  Charge for acquired in-process
    research and development.........            --               2,001            --        488         --         --
  Research and development (including
    $99 for the period from June 10,
    1993 through December 31, 1993
    and $73 in 1994 paid to
    Parent)..........................           245                 489         1,228      1,683        432        627
  Marketing and sales                            --                  94           748      1,526        255        577
  General and administrative
    (including $62 for the period
    from June 10, 1993 through
    December 31, 1993, and $227,
    $340, $54 and $48 for the years
    ended December 31, 1994 and 1995
    and the three-month periods ended
    March 31, 1995 and 1996,
    respectively, paid to Parent)....            34                  62           587      1,331        268        291
                                             ------          -------------    -------    -------    -------    -------
Total operating costs and expenses...           279               2,725         3,411      7,079      1,073      2,437
                                             ------          -------------    -------    -------    -------    -------
Loss from operations                           (279)             (2,599)       (1,022)    (2,976)      (664)      (404)
Other income:
  Interest income....................             6                   6            --         42         22         11
  Distributorship fees and other
    income...........................             4                  13            51         60         17         16
                                             ------          -------------    -------    -------    -------    -------
Total other income...................            10                  19            51        102         39         27
                                             ------          -------------    -------    -------    -------    -------
Net loss.............................        $ (269)            $(2,580)      $  (971)   $(2,874)   $  (625)   $  (377)
                                       ==============        ===========      ========   ========   ========   ========
Pro forma net loss per share.........                                         $  (.25)   $  (.65)   $  (.14)   $  (.08)
                                                                              ========   ========   ========   ========
Shares used in computing pro forma
  net loss per share.................                                           3,860      4,425      4,389      4,469
                                                                              ========   ========   ========   ========

                            See accompanying notes.

                         CARDIOVASCULAR DYNAMICS, INC.

          STATEMENTS OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                                        TOTAL
                                                                                                                     STOCKHOLDERS'
                                 PREFERRED STOCK        COMMON STOCK       ADDITIONAL                                   EQUITY
                               -------------------   -------------------    PAID-IN       DEFERRED     ACCUMULATED   (NET CAPITAL
                                 SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     COMPENSATION     DEFICIT     DEFICIENCY)
                               ----------   ------   ----------   ------   ----------   ------------   -----------   ------------
Balance at December 31, 1992
  (Predecessor Entity).......     902,500   $ 893     1,000,000    $  1     $     26       $   --        $  (313)      $    607
  Net loss through June 9,
    1993 (Predecessor
    Entity)..................          --      --            --      --           --           --           (269)          (269)
                               ----------   -----    ----------     ---      -------        -----        -------        -------
Balance at June 9, 1993
  (Predecessor Entity).......     902,500     893     1,000,000       1           26           --           (582)           338
  Effects of merger with
    EndoSonics Acquisition
    Corp. ...................    (902,500)   (893 )   2,240,000       2        2,310           --            582          2,001
  Net loss from June 10, 1993
    to December 31, 1993.....          --      --            --      --           --           --         (2,580)        (2,580)
                               ----------   -----    ----------     ---      -------        -----        -------        -------
Balance at December 31,
  1993.......................          --      --     3,240,000       3        2,336           --         (2,580)          (241)
  Sale of Common Stock to
    corporate investor.......          --      --       760,000       1        2,499           --             --          2,500
  Net loss...................          --      --            --      --           --           --           (971)          (971)
                               ----------   -----    ----------     ---      -------        -----        -------        -------
Balance at December 31,
  1994.......................          --      --     4,000,000       4        4,835           --         (3,551)         1,288
  Additional effects of
    merger with EndoSonics
    Acquisition Corp.........          --      --            --      --          488           --             --            488
  Issuance of Preferred Stock
    in exchange for Common
    Stock....................   2,000,000       2    (4,000,000)     (4)           2           --             --             --
  Deferred compensation
    resulting from grant of
    options..................          --      --            --      --          345         (345)            --             --
  Net loss...................          --      --            --      --           --           --         (2,874)        (2,874)
                               ----------   -----    ----------     ---      -------        -----        -------        -------
Balance at December 31,
  1995.......................   2,000,000       2            --      --        5,670         (345)        (6,425)        (1,098)
  Sale of Preferred Stock to
    Parent (unaudited).......     400,000      --            --      --        8,000           --             --          8,000
  Deferred compensation
    resulting from grant of
    options (unaudited)......          --      --            --      --           50          (50)            --             --
  Amortization of deferred
    compensation
    (unaudited)..............          --      --            --      --           --           26             --             26
  Net loss (unaudited).......          --      --            --      --           --           --           (377)          (377)
                               ----------   -----    ----------     ---      -------        -----        -------        -------
Balance at March 31, 1996
  (unaudited)................   2,400,000   $   2            --    $ --     $ 13,720       $ (369)       $(6,802)      $  6,551
                               ==========   =====    ==========     ===      =======        =====        =======        =======

                            See accompanying notes.

                         CARDIOVASCULAR DYNAMICS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                    PREDECESSOR ENTITY
                                    ------------------                                            THREE-MONTH
                                        JANUARY 1,       JUNE 10, 1993       YEAR ENDED             PERIOD
                                           1993             THROUGH         DECEMBER 31,        ENDED MARCH 31,
                                         THROUGH         DECEMBER 31,    ------------------    -----------------
                                       JUNE 9, 1993          1993         1994       1995       1995       1996
                                    ------------------   -------------   -------    -------    -------    ------
                                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net loss..........................        $ (269)           $(2,580)     $  (971)   $(2,874)   $  (625)   $ (377)
Adjustments to reconcile net loss
  to net cash used in operating
  activities:
  Depreciation and amortization...             7                  6           18         74         18        45
  Amortization of deferred
     compensation.................            --                 --           --         --         --        26
  Charge for acquired in-process
     research and development.....            --              2,001           --        488         --        --
  Net changes in:
     Trade accounts receivable,
       net........................            --                (65)        (662)      (390)       329      (467)
     Receivable from related
       parties....................            --                 --         (125)       125         99      (100)
     Inventories..................            --                (36)         (14)      (704)       (96)        2
     Other assets.................            --                 --           --       (135)       (68)      (15)
     Accounts payable and accrued
       expenses...................            12                (41)         273      1,369         81        85
     Deferred distributor fee
       revenue....................           246                (13)         (50)       (54)       (16)      (12)
                                           -----            -------      -------    -------    -------    -------
Net cash used in operating
  activities......................            (4)              (728)      (1,531)    (2,101)      (278)     (813)
INVESTING ACTIVITIES
Capital expenditures for
  furniture, fixtures and
  equipment.......................           (17)               (10)         (35)      (443)      (122)     (146)
                                           -----            -------      -------    -------    -------    -------
Net cash used in investing
  activities......................           (17)               (10)         (35)      (443)      (122)     (146)
FINANCING ACTIVITIES
Proceeds from issuance of
  convertible obligation..........            --                 --           --        750         --        --
Proceeds from sale of Common
  Stock...........................            --                 --        2,500         --         --        --
Proceeds from sale of Preferred
  Stock to Parent.................            --                 --           --         --         --     8,000
Payable to Parent, net............            --                656        1,898        (17)      (212)       46
                                           -----            -------      -------    -------    -------    -------
Net cash provided by (used in)
  financing activities............            --                656        4,398        733       (212)    8,046
                                           -----            -------      -------    -------    -------    -------
Net increase (decrease) in cash...           (21)               (82)       2,832     (1,811)      (612)    7,087
Cash, beginning of period.........           650                629          547      3,379      3,379     1,568
                                           -----            -------      -------    -------    -------    -------
Cash, end of period...............        $  629            $   547      $ 3,379    $ 1,568    $ 2,767    $8,655
                                           =====            =======      =======    =======    =======    =======

                            See accompanying notes.

                         CARDIOVASCULAR DYNAMICS, INC.

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

  Business and Basis of Presentation

     CardioVascular Dynamics, Inc. (the "Predecessor") was incorporated on March 16, 1992 in the State of California. The Predecessor, and its successor corporation discussed below, develops, manufactures and markets proprietary therapeutic catheters used to treat certain vascular diseases.

     In June 1992, EndoSonics Corporation ("EndoSonics" or "Parent") acquired a 40% preferred interest in the Predecessor. EndoSonics, a Delaware corporation, develops, manufactures, and markets intravascular ultrasound imaging systems and diagnostic, therapeutic and imaging catheters for the treatment of coronary and peripheral vascular disease.

     In June 1993, EndoSonics acquired all of the remaining Preferred and Common Stock of the Predecessor. The acquisition was accomplished through a merger between the Predecessor and EndoSonics Acquisition Corp., a wholly owned subsidiary of EndoSonics (which then changed its name to CardioVascular Dynamics, Inc.). The merger was treated as a tax-free reorganization for income tax purposes. The accompanying financial statements present the results of operations, cash flows and changes in stockholders' equity for the Predecessor through June 9, 1993, and of CardioVascular Dynamics, Inc. (hereinafter referred to as "CVD" or the "Company") thereafter. For practical purposes the actual cut-off date was June 30, 1993; however, the activity between June 10, 1993 and June 30, 1993 was not material.

     The acquisition by EndoSonics resulted in a new basis for the CVD assets and liabilities. Accordingly, the purchase price paid by EndoSonics has been allocated to the identifiable assets and liabilities, including in-process research and development, which was immediately expensed as no CVD products had received regulatory approval and the technology did not have identifiable alternative uses. The amount by which the purchase price exceeded the Predecessor's net book value has been reflected as paid-in capital in the accompanying financial statements. Pursuant to the terms of the original merger agreement, in June 1995 EndoSonics issued an additional 50,000 shares of its Common Stock to the former shareholders of the Predecessor. The fair market value of such shares of $488 has been reflected in the accompanying financial statements as an additional charge for acquired in-process technology.

     Subsequent to the acquisition, EndoSonics began performing certain services for CVD (see Note 3), including general management, accounting, cash management, and other administrative and engineering services. The amounts charged to CVD for such services have been determined based on proportional cost allocations and have been agreed to by the management of CVD and EndoSonics. In the opinion of CVD's management, the allocation methods used are reasonable. Such allocations, however, are not necessarily indicative of costs that would have been incurred had CVD continued to operate independent of EndoSonics. No formal agreement currently exists which specifies the nature of services to be provided by EndoSonics to CVD, or the charges for such services. Therefore, the 1995 amounts are not necessarily indicative of the future charges to be incurred by CVD.

     In 1994, the Board of Directors of CVD approved a 16,200-for-1 Common Stock split which has been reflected retroactively for all periods subsequent to the merger in the accompanying financial statements (See Note 11).

  Interim Results

     The accompanying balance sheet as of March 31, 1996 and the statements of operations, stockholders' equity and cash flows for the three months ended March 31, 1995 and 1996 are unaudited. In the opinion of

                         CARDIOVASCULAR DYNAMICS, INC.

         (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of interim periods. The data disclosed in these notes to the financial statements for these periods are unaudited.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventories

     Inventories are comprised of raw materials, work-in-process and finished goods and are stated at the lower of cost, determined on an average cost basis, or market value.

  Property and Equipment

     Property and equipment are stated at cost and depreciated or amortized on a straight-line basis over the lesser of the estimated useful lives of the assets or the lease term. The estimated useful lives range from three to five years.

  Concentrations of Credit Risk and Significant Customers

     The Company maintains its cash in deposit accounts at a major financial institution.

     The Company sells its products primarily to medical institutions and distributors worldwide. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral from customers. Management believes that an adequate allowance for doubtful accounts has been provided.

     During 1994 and 1995, product sales to Fukuda Denshi Co., Ltd., ("Fukuda"), the Company's Japanese distributor (see Note 4), comprised 61% and 18% of total revenue. Accounts receivable from Fukuda represented 78% and 15% of net accounts receivable at December 31, 1994 and 1995, respectively.

     During the period from June 10, 1993 to December 31, 1993, product sales to another of the Company's international distributors comprised 57% of total revenue. One customer comprised 12% of revenues for the year ended December 31, 1995 and 14% of accounts receivable at December 31, 1995.

  Export Sales

     The Company had export sales by region as follows:

                                              PERIOD FROM
                                                JUNE 10,
                                                  1993           YEAR ENDED         THREE-MONTH
                                                   TO           DECEMBER 31,       PERIOD ENDED
                                              DECEMBER 31,     ---------------       MARCH 31,
                                                  1993         1994      1995          1996
                                              ------------     ----     ------     -------------
    Europe..................................      $101         $255     $1,179        $   411
    Japan...................................        --          715        744            455
    Latin America...........................        --           --        131            272
                                                  ----         ----     ------        -------
                                                  $101         $970     $2,054        $ 1,138
                                                  ====         ====     ======        =======

                         CARDIOVASCULAR DYNAMICS, INC.

         (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

  Revenue Recognition and Warranty

     The Company recognizes revenue from the sale of its products when the goods are shipped to its customers. Reserves are provided for anticipated product returns and warranty expenses at the time of shipment.

  Accounting for Stock-Based Compensation

     In October 1995, the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") was issued and is effective for the Company's 1996 year end. The Company intends to continue to account for employee stock options in accordance with APB Opinion No. 25 and will make the pro forma disclosures required by SFAS 123 beginning in 1996.

  Income Taxes

     Since June 1993, the Company's results of operations have been included in consolidated tax returns filed by EndoSonics. There was no income tax provision for the consolidated tax group during the periods covered by these financial statements. All net operating loss and credit carryforwards and deferred tax assets and liabilities have been disclosed herein on a separate company basis for CVD.

  Pro Forma Net Loss Per Share

     Pro forma net loss per share is computed using the weighted average number of shares of Common Stock, convertible Preferred Stock (using the as-if-converted method) and Common Stock issuable upon conversion of the Convertible Obligation, outstanding. Common equivalent shares from stock options and warrants are not included as the effect is anti-dilutive, except that in accordance with Securities and Exchange Commission Staff Accounting Bulletins, common equivalents shares issued by the Company at prices substantially below the anticipated initial public offering price during the period beginning one year prior to the proposed public offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the estimated initial public offering price).

     Net loss per share information calculated in accordance with APB Opinion No. 15 for the periods from January 1, 1993 to June 9, 1993 (predecessor entity) and from June 10, 1993 to December 31, 1993 has not been presented as such information is not meaningful as a result of the changes in the Company's capital structure during those periods.

2. SCIMED LIFE SYSTEMS, INC.

     In September 1994, CVD and EndoSonics entered into a Stock Purchase and Technology License Agreement with SCIMED Life Systems, Inc. ("SCIMED"). SCIMED acquired a 19% interest in CVD in exchange for $2,500 in cash. If the Company has not completed an initial public offering, or in certain other circumstances, at the three year anniversary of the agreement, SCIMED may exchange its shares of CVD Series A Preferred Stock for shares of EndoSonics Common Stock at a guaranteed conversion rate such that the value of the EndoSonics shares issued will not be less than $2,500. The Company also granted SCIMED the right, through the earlier of December 31, 1997 or the effective date of an initial registration, and offering of CVD shares to the public, to maintain its 19% ownership interest ("anti-dilution right").

     CVD also granted SCIMED an exclusive license to certain patents in the cardiovascular field of use, which allows SCIMED to manufacture the Transport PTCA infusion catheter (the "Transport") developed by CVD in exchange for a $1,000 license fee that was paid in 1994. SCIMED will pay royalties to CVD on

                         CARDIOVASCULAR DYNAMICS, INC.

         (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

sales of the Transport and other products which use this patented technology. CVD retains rights to this technology and the associated patents for use outside of the cardiovascular field.

     During June 1995, the Company issued a warrant to SCIMED to purchase up to 40,000 shares of Series A Preferred Stock at an exercise price of $6.58 per share in exchange for a waiver of SCIMED's anti-dilution right. The warrant expires in September 1997.

     SCIMED also paid CVD $220 and $641 in 1994 and 1995, respectively, on a cost reimbursement basis to fund continuing development of the technology and for other support. Additionally, the Company recorded $43 in product sales to SCIMED during 1994 (none in 1995) and had accounts receivable from SCIMED totaling $125 as of December 31, 1994, none at December 31, 1995 and $100 at March 31, 1996.

3. RELATED PARTY TRANSACTIONS

     The following is a summary of significant transactions between CVD and
EndoSonics:

     - During 1994 and a portion of 1995, EndoSonics manufactured certain of the Company's catheter products at cost plus a mark-up of 30%. Total purchases from EndoSonics during 1994 and 1995 amounted to $843 and $172, respectively. In addition, during 1994 EndoSonics performed certain billing and collection services for CVD in return for a fee per invoice which aggregated to $10.

     - Beginning in August 1993, certain EndoSonics corporate expenses, primarily related to executive management time, accounting, cash management, and other administrative and engineering services, have been allocated to the Company. Total expenses allocated were $161 for the period from June 10, 1993 to December 31, 1993, and $290, $340, $54 and $48 for the years ended December 31, 1994 and 1995 and for the three-month periods ended March 31, 1995 and 1996, respectively.

     No interest expense has been charged on the net payable due to EndoSonics. The following is an analysis of the payable to EndoSonics:

                                        PERIOD FROM
                                          JUNE 10,                                THREE-MONTH
                                            1993            YEAR ENDED           PERIOD ENDED
                                             TO            DECEMBER 31,            MARCH 31,
                                        DECEMBER 31,     -----------------     -----------------
                                            1993          1994       1995       1995       1996
                                        ------------     ------     ------     ------     ------
    Beginning balance.................      $ --         $  656     $2,554     $2,554     $2,537
    Inventory purchases...............       105            843        172        166         --
    Corporate cost allocations........       161            300        340         54         48
    Cash disbursements made by
      EndoSonics on behalf of CVD.....       430          1,730        312         82         --
    Cash collections made by
      EndoSonics on behalf of CVD.....       (39)          (318)      (700)      (524)        --
    Cash payments to EndoSonics.......        --           (549)        --         --         --
    Cash disbursements made by CVD on
      behalf of EndoSonics and
      other...........................        (1)          (108)      (141)        10         (2)
                                            ----         ------     ------     ------     ------
    Ending balance....................      $656         $2,554     $2,537     $2,342     $2,583
                                            ====         ======     ======     ======     ======
    Average balance during period.....      $280         $1,750     $2,551     $2,448     $2,566
                                            ====         ======     ======     ======     ======

     (See Notes 5 and 11)

                         CARDIOVASCULAR DYNAMICS, INC.

         (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

4. AGREEMENTS WITH FUKUDA

     The Company has executed a distribution agreement with Fukuda. The agreement provides Fukuda with exclusive distribution rights relative to certain of the Company's products in Japan for periods extending through May 1999, which may be extended at the option of the parties. Distribution fee revenue received from Fukuda are deferred and are being recognized as revenue over the initial periods covered by the respective agreements.

     In July 1995 and May 1996, the distribution agreement with Fukuda was amended. In exchange for the exclusive distribution rights to additional CVD products, the Company received $750 which is convertible into Common Stock upon the consummation of this offering. The Company has accounted for this as a convertible obligation payable as of December 31, 1995.

5. LICENSE AGREEMENTS

     In January 1995 the Company entered into a license agreement with Advanced Cardiovascular Systems, Inc. ("ACS") under which the Company acquired the exclusive worldwide rights to ACS' SmartNeedle technology. ACS currently manufactures the product for the Company. The Company is obligated to assume responsibility for manufacturing the product in 1996, subject to the payment of royalties. ACS was granted an option, which was exercised in February 1996, to obtain exclusive worldwide rights to certain CVD perfusion technology. In exchange for the perfusion technology, ACS is obligated to make milestone and minimum royalty payments to CVD, and also has certain obligations to develop and market the perfusion technology. An initial milestone of $150 was earned in the three-months ended March 31, 1996.

     The Company has entered into a license agreement with EndoSonics pursuant to which CVD granted EndoSonics the non-exclusive, royalty-free right to certain technology for use in the development and sale of certain products. In exchange, CVD received the non-exclusive, royalty-free right to utilize certain of EndoSonics' product regulatory filings to obtain regulatory approval of CVD products.

6. INVENTORIES

     Inventories consisted of the following:

                                                              DECEMBER 31,
                                                             ---------------      MARCH 31,
                                                             1994       1995        1996
                                                             ----       ----     -----------
    Raw materials..........................................  $ --       $162        $ 274
    Work in process........................................    --        330          223
    Finished goods.........................................    50        262          255
                                                             ----       ----         ----
                                                             $ 50       $754        $ 752
                                                             ====       ====         ====

                         CARDIOVASCULAR DYNAMICS, INC.

         (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consisted of the following:

                                                             DECEMBER 31,
                                                           -----------------      MARCH 31,
                                                           1994        1995         1996
                                                           ----       ------     -----------
    Accounts payable.....................................  $122       $  962       $   967
    Accrued payroll and related expenses.................    86          352           344
    Accrued warranty.....................................    20          113           113
    Other accrued expenses...............................    87          257           345
                                                           ----       ------        ------
                                                           $315       $1,684       $ 1,769
                                                           ====       ======        ======

8. COMMITMENTS

  Operating Leases

     The Company leases its administrative, research and manufacturing facilities and certain equipment under long-term, noncancelable lease agreements that have been accounted for as operating leases. Certain of these leases include scheduled rent increases and renewal options as prescribed by the agreements.

     Future minimum payments by year under long-term, noncancellable operating leases were as follows as of December 31:

            1996..........................................................  $195
            1997..........................................................   175
            1998..........................................................   103
            1999..........................................................     9
                                                                            ----
                                                                            $482
                                                                            ====

     Rental expense charged to operations for all operating leases during the periods from January 1, 1993 to June 9, 1993, June 10, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995, was approximately $10, $10, $60, and $171, respectively.

9. SHAREHOLDERS EQUITY

  Preferred Stock

     In February 1995, every two shares of the Company's outstanding Common Stock was exchanged for one share of Series A Preferred Stock with a liquidation preference of $6.58 per share. In March 1996, the Company issued 400,000 shares of Series B Preferred Stock to EndoSonics at $20.00 per share for aggregate proceeds of $8,000.

                         CARDIOVASCULAR DYNAMICS, INC.

         (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     Authorized and outstanding Preferred Stock and its principal terms are as follows at March 31, 1996:

                                                       PER SHARE
                                                -----------------------
                                                             LIQUIDATION
   SERIES        AUTHORIZED     OUTSTANDING     DIVIDEND     PREFERENCE
- ------------     ----------     -----------     --------     ----------
           A      2,060,000      2,000,000       $ 0.50        $ 6.58
           B        500,000        400,000       $ 1.50        $20.00
Undesignated      5,000,000             --           --            --
                  ---------      ---------
                  7,560,000      2,400,000
                  =========      =========

     The holders of Preferred Stock are entitled to receive dividends when and if declared by the Board of Directors. These dividends are in preference to any declaration or payment of any dividends or distributions with respect to the Company's Common Stock. As of December 31, 1995, no dividends have been declared.

     Preferred stockholders have voting rights equivalent to the number of shares of Common Stock into which their shares are convertible. Subject to certain antidilution provisions and other adjustments, each share of Series A and Series B Preferred Stock is convertible, at the holder's option, into two shares of Common Stock. All shares of Preferred Stock convert automatically to Common Stock upon the earlier of a public offering of the Company's Common Stock with an aggregate offering price of $7,500 or upon the date which the Company obtains the consent of the holders of a majority of the then-outstanding shares of Preferred Stock.

  Stock Option Plan

     Under the terms of the Company's 1995 Stock Option Plan (the "1995 Plan") eligible key employees, directors, and consultants can receive options to purchase shares of the Company's Common Stock at a price not less than 100% for incentive stock options and 85% for nonqualified stock options of the fair value on the date of grant, as determined by the Board of Directors. The Company has authorized 977,000 shares of Common Stock for issuance under the 1995 Plan. The options granted under the 1995 Plan are exercisable over a maximum term of ten years from the date of grant and generally vest over a four year period. Shares underlying the exercise of unvested options are subject to various restrictions as to resale and right of repurchase by the Company which lapses over the vesting period.

     Through December 31, 1995 the Company had granted options to purchase 957,000 shares of Common Stock with exercise prices ranging from $1.00 to $1.50. An additional 20,000 options were granted during the three-month period ended March 31, 1996 at an exercise price of $2.50 per share. No options have been exercised and 125,000 options were exercisable at December 31, 1995 (184,458 at March 31, 1996).

     During 1995, the Company recorded deferred compensation of approximately $345 for financial reporting purposes to reflect the difference between the exercise price of certain options and the deemed fair value, for financial statement presentation purposes, of the Company's shares of Common Stock. An additional $50 of deferred compensation was recorded during the three-month period ended March 31, 1996. Deferred compensation is being amortized over the vesting period of the related options.

                         CARDIOVASCULAR DYNAMICS, INC.

         (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

10. INCOME TAXES

     Significant components of the Company's deferred tax assets and liabilities are as follows at December 31:

                                                             1994                  1995
                                                       -----------------     -----------------
                                                       FEDERAL     STATE     FEDERAL     STATE
                                                       -------     -----     -------     -----
    Net operating loss carryforward..................   $ 641      $  55     $ 1,322     $  60
    Research and development credits.................      --         --          97        25
    Inventory write-downs............................      --         --          73        13
    Capitalized research and development.............      --         --          --       150
    Deferred revenue.................................      64         11          45         8
    Bad debt reserve.................................      30          5          63        11
    Other............................................      16          3          20         3
                                                        -----       ----     -------     -----
    Gross deferred tax assets........................     751         74       1,620       270
    Valuation allowance..............................    (745)       (73)     (1,620)     (270)
                                                        -----       ----     -------     -----
    Total deferred tax assets........................       6          1          --        --
    Other............................................      (6)        (1)         --        --
                                                        -----       ----     -------     -----
    Gross deferred tax liabilities...................      (6)        (1)         --        --
                                                        -----       ----     -------     -----
    Net deferred tax assets..........................   $  --      $  --     $    --     $  --
                                                        =====       ====     =======     =====

     The Company believes that, based on a number of factors including the lack of an earnings history, there is uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. The valuation allowance increased by $317, $391 and $1,072 in 1993, 1994 and 1995, respectively.

     At December 31, 1995, the Company has net operating loss carryforwards for federal income tax purposes of approximately $3,800, which expire in the years 2006 through 2010 and net operating loss carryforwards for state tax purposes of approximately $1,000 which expire in the years 1997 through 2000.

     Because of the "change of ownership" provision of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryforwards may be subject to an annual limitation against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

11. SUBSEQUENT EVENTS

     In May 1996, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission authorizing the issuance of 3,400,000 shares of Common Stock to the public (the "offering"). If the offering is consummated under the terms presently anticipated, each share of convertible Preferred Stock outstanding will convert into two shares of Common Stock and the Convertible Obligation will convert into 62,500 shares of Common Stock (assuming an initial public offering price of $12.00 per share). Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the convertible Preferred Stock and Convertible Obligation described above, is set forth on the accompanying balance sheet.

     In anticipation of the offering, the Company effected a 2-for-1 stock split of all outstanding shares of Common Stock and options and changed the conversion ratio of Preferred Stock to two shares of Common Stock for each Preferred share. All Common share and per share amounts included in the accompanying

                         CARDIOVASCULAR DYNAMICS, INC.

         (INFORMATION AT MARCH 31, 1996 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

financial statements have been retroactively adjusted to reflect the stock split as well as the change in the Preferred Stock conversion ratio.

     In May 1996 the Company adopted the 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") which is the successor to the Company's existing 1995 Plan (see Note 9). A total of 1,200,000 shares of Common Stock have been reserved for future issuance under the 1996 Plan including those shares previously reserved under the 1995 Plan. The 1996 Plan provides for the grant of stock options or issuances of stock to employees, consultants and directors of the Company.

     In May 1996, the Company also adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 200,000 shares of Common Stock are reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning or end of the applicable offering period.

     During May 1996, the Company agreed to issue an additional warrant to SCIMED to purchase up to 20,000 shares of Series A Preferred Stock at an exercise price of $6.58 per share in exchange for a waiver of SCIMED's anti-dilution right related to the shares to be issued under the 1996 Plan. (See
Note 2).

     In connection with the offering, CVD and EndoSonics will enter into a Tax Allocation Agreement that will provide, among other things, for (i) the allocation of tax liabilities and adjustments thereto as between the business of the Company and other businesses conducted by EndoSonics and its affiliates related to periods in which the Company is includable in consolidated federal income tax returns filed by EndoSonics, (ii) the allocation of responsibility for filing tax returns and (iii) the conduct of and responsibility for taxes owed in connection with tax audits and various related matters.

     EndoSonics and CVD will also enter into a Stockholder Agreement providing that all transactions between the Company and EndoSonics or any affiliate of EndoSonics must be approved by a special committee of CVD's Board of Directors comprised of two directors who are not officers, directors, employees or affiliates of EndoSonics. The provisions of this agreement will become effective upon the consummation of the offering and will terminate on the earlier of seven years from the date of the agreement or on the date EndoSonics beneficially owns less than 25% of CVD's Common Stock.

                                   [ART WORK]

- ------------------------------------------------------
- ------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANY ONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary....................      3
Risk Factors..........................      5
The Company...........................     12
Use of Proceeds.......................     12
Dividend Policy.......................     13
Capitalization........................     14
Dilution..............................     15
Selected Financial Data...............     16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     17
Business..............................     21
Management............................     35
Certain Transactions..................     42
Principal Stockholders................     45
Description of Capital Stock..........     46
Shares Eligible for Future Sale.......     48
Underwriting..........................     50
Legal Matters.........................     51
Experts...............................     51
Additional Information................     51
Index to Financial Statements.........    F-1
          ------------------------

UNTIL                , 1996 (25 DAYS AFTER
  THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK
OFFERED HEREBY, WHETHER OR NOT PARTICIPATING
IN THIS DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS. THIS IS IN ADDITION TO
THE OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.
- ------------------------------------------------------
- ------------------------------------------------------


- ------------------------------------------------------
- ------------------------------------------------------

                                3,400,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                             VOLPE, WELTY & COMPANY
                          WESSELS, ARNOLD & HENDERSON
                     VECTOR SECURITIES INTERNATIONAL, INC.

                                          , 1996

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

    SEC Registration fee....................................................    $  17,778
    NASD fee................................................................        5,583
    Nasdaq National Market listing fee......................................       43,075
    Printing and engraving..................................................      120,000
    Legal fees and expenses.................................................      225,000
    Accounting fees and expenses............................................      150,000
    Blue sky fees and expenses..............................................       15,000
    Transfer agent fees.....................................................       10,000
    Directors' and Officers' Liability Insurance............................      150,000
    Miscellaneous...........................................................       33,564
                                                                                ---------
         Total..............................................................    $ 770,000
                                                                                 ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VIII of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since June 1993, the Registrant has issued and sold the following securities:

          1. On September 10, 1994, the Company issued and sold an aggregate of 380,000 shares of Common Stock (subsequently recapitalized into Series A Preferred Stock) to SCIMED for an aggregate purchase price of $2,500,000.

          2. On July 17, 1995, the Company issued a $750,000 convertible obligation to Fukuda. The convertible obligation will convert into Common Stock at the public offering price upon the consummation of this offering.



          3. On June 30, 1995 and May 2, 1996, the Company issued warrants to SCIMED to purchase 40,000 shares of Series A Preferred Stock and 20,000 shares of Series A Preferred Stock, respectively, each at an exercise price of $6.58 per share. The warrants were issued in connection with the waiver of certain rights by SCIMED under the Stock Purchase and Technology License Agreement dated September 10, 1994, as amended on September 29, 1995.



          4. On March 29, 1996, the Company issued and sold an aggregate of 400,000 shares of Series B Preferred Stock to EndoSonics Corporation for an aggregate purchase price of $8,000,000.


     The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


     EXHIBIT
       NO.                                      DESCRIPTION
    ---------  ------------------------------------------------------------------------------
     1.1(1)    Form of Underwriting Agreement.
     2.1(2)    Agreement and Plan of Reorganization dated as of June 9, 1993 among EndoSonics
               Corporation ("EndoSonics"), EndoSonics Acquisition Corporation and
               CardioVascular Dynamics, Inc. ("CVD").
     2.2(2)    First Amendment dated as of June 30, 1993 to the Agreement and Plan of
               Reorganization among EndoSonics, EndoSonics Acquisition Corporation and CVD.
     3.1(2)    Certificate of Incorporation.
     3.2(2)    Amended Bylaws.
     4.1(1)    Specimen Certificate of Common Stock.
     5.1(1)    Opinion of Brobeck, Phleger & Harrison LLP.
    10.1(2)    Form of Indemnification Agreement to be entered into between the Registrant and its directors and officers.
    10.2(2)    The Registrant's 1996 Stock Option Plan and forms of agreements thereunder.
    10.3(2)    The Registrant's Employee Stock Purchase Plan and forms of agreement thereunder.
    10.4(2)    Series A Supplemental Stock Purchase Agreement dated June 5, 1992, by and between the Company and CVD.
    10.5(2)    Stock Purchase Option Agreement dated June 5, 1992, by and between EndoSonics and CVD.
    10.6*(2)   Japanese Distribution Agreement dated May 28, 1993, as amended on October 27,
               1994 and July 17, 1995, (the "Japanese Distribution Agreements") by and
               between CVD and Fukuda Denshi Co., Ltd. ("Fukuda")
    10.7*(2)   Stock Purchase and Technology License Agreement dated September 10, 1994, as amended on September 29, 1995, by and among EndoSonics, CVD and SCIMED Life
               Systems, Inc. ("SCIMED").
    10.8(2)    Waiver and Grant of Warrant dated June 30, 1995 by and between SCIMED, CVD and
               EndoSonics.
    10.9*(2)   License Agreement dated January 15, 1995 by and between CVD and Advanced
               Cardiovascular Systems, Inc. ("ACS").
    10.10*(2)  License Agreement dated March 4, 1996 by and between CVD and ACS.
    10.11(2)   Series B Stock Purchase Agreement dated March 29, 1996 by and between CVD and
               EndoSonics.
    10.12(2)   License Agreement dated December 22, 1995 by and between CVD and EndoSonics.
    10.13(1)   Stockholder Agreement with EndoSonics.

     EXHIBIT
       NO.                                      DESCRIPTION
    ---------  ------------------------------------------------------------------------------
    10.14(1)   Tax Allocation Agreement with EndoSonics.
    10.15(2)   Industrial Lease dated February 23, 1995 by and between the Irvine Company and
               CVD.
    10.16(1)   Waiver and Grant of Warrant dated May 2, 1996 by and between SCIMED, CVD and
               EndoSonics.
    10.17      Amendment to Japanese Distribution Agreements dated May 13, 1996 by and between CVD and Fukuda.
    11.1       Computation of Earnings Per Share.
    23.1       Consent of Ernst & Young LLP, Independent Auditors.
    23.2(1)    Consent of Brobeck, Phleger & Harrison LLP (Reference is made to Exhibit 5.1).
    24.1(2)    Power of Attorney.
    27.1       Financial Data Schedule.

- ---------------

 *  Confidential treatment requested.

(1) To be filed by amendment.

(2) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 3, 1996.

     (B) FINANCIAL STATEMENT SCHEDULES

         Schedule II -- Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 16th day of May, 1996.

                                          CARDIOVASCULAR DYNAMICS, INC.

                                          By:/s/ DANA P. NICKELL
                                                 Dana P. Nickell
                                                 Vice President, Finance and
                                                 Administration, Chief Financial
                                                 Officer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                TITLE                        DATE
- ----------------------------------------  ----------------------------------    ---------------
            MICHAEL R. HENSON*            President, Chief Executive Officer    May 16, 1996
          (Michael R. Henson)             (Principal Executive Officer) and
                                          Chairman

           /s/ DANA P. NICKELL            Vice President, Finance and           May 16, 1996
           (Dana P. Nickell)              Administration, Chief Financial
                                          Officer and Secretary (Principal
                                          Financial and Accounting Officer)

            WILLIAM G. DAVIS*             Director                              May 16, 1996
           (William G. Davis)

             MITCHELL DANN*               Director                              May 16, 1996
            (Mitchell Dann)

           GERARD VON HOFFMAN*            Director                              May 16, 1996
          (Gerard von Hoffman)

           EDWARD M. LEONARD*             Director                              May 16, 1996
          (Edward M. Leonard)


    *By:  /s/ DANA P. NICKELL
          (Dana P. Nickell, Attorney-in-Fact)

                         CARDIOVASCULAR DYNAMICS, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                 COLUMN C
                                                          ----------------------
                                             COLUMN B           ADDITIONS                          COLUMN E
                                            ----------    ----------------------                  ----------
                 COLUMN A                   BALANCE AT    CHARGES TO    CHARGED      COLUMN D     BALANCE AT
- ------------------------------------------  BEGINNING      COST AND     TO OTHER    ----------       END
               DESCRIPTION                  OF PERIOD      EXPENSES     ACCOUNTS    DEDUCTIONS    OF PERIOD
- ------------------------------------------  ----------    ----------    --------    ----------    ----------
YEAR ENDED DECEMBER 31, 1995
  Allowance for doubtful accounts.........     $ 85          $ 95         $ --         $ --          $180
  Accrued warranty expenses...............     $ 20          $ 93         $ --         $ --          $113
YEAR ENDED DECEMBER 31, 1994
  Allowance for doubtful accounts.........     $ --          $ 85         $ --         $ --          $ 85
  Accrued warranty expenses...............     $ --          $ 20         $ --         $ --          $ 20
YEAR ENDED DECEMBER 31, 1993
  Allowance for doubtful accounts.........     $ --          $ --         $ --         $ --          $ --
  Accrued warranty expenses...............     $ --          $ --         $ --         $ --          $ --

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
 EXHIBIT                                                                               NUMBERED
   NO.                                   DESCRIPTION                                     PAGE
- ---------    --------------------------------------------------------------------    ------------
 1.1(1)      Form of Underwriting Agreement......................................
 2.1(2)      Agreement and Plan of Reorganization dated as of June 9, 1993 among
             EndoSonics Corporation ("EndoSonics"), EndoSonics Acquisition
             Corporation and CardioVascular Dynamics, Inc. ("CVD")...............
 2.2(2)      First Amendment dated as of June 30, 1993 to the Agreement and Plan of Reorganization among EndoSonics, EndoSonics Acquisition
             Corporation and CVD.................................................
 3.1(2)      Certificate of Incorporation........................................
 3.2(2)      Amended Bylaws......................................................
 4.1(1)      Specimen Certificate of Common Stock................................
 5.1(1)      Opinion of Brobeck, Phleger & Harrison LLP..........................
10.1(2)      Form of Indemnification Agreement to be entered into between the
             Registrant and its directors and officers...........................
10.2(2)      The Registrant's 1996 Stock Option Plan and forms of agreements thereunder..........................................................
10.3(2)      The Registrant's Employee Stock Purchase Plan and forms of agreement thereunder..........................................................
10.4(2)      Series A Supplemental Stock Purchase Agreement dated June 5, 1992, by and between the Company and CVD..................................
10.5(2)      Stock Purchase Option Agreement dated June 5, 1992, by and between
             EndoSonics and CVD..................................................
10.6*(2)     Japanese Distribution Agreement dated May 28, 1993, as amended on
             October 27, 1994 and July 17, 1995, (the "Japanese Distribution
             Agreements") by and between CVD and Fukuda Denshi Co., Ltd.
             ("Fukuda")..........................................................
10.7*(2)     Stock Purchase and Technology License Agreement dated September 10,
             1994, as amended on September 29, 1995, by and among EndoSonics, CVD and SCIMED Life Systems, Inc. ("SCIMED")............................
10.8(2)      Waiver and Grant of Warrant dated June 30, 1995 by and between
             SCIMED, CVD and EndoSonics..........................................
10.9*(2)     License Agreement dated January 15, 1995 by and between CVD and
             Advanced Cardiovascular Systems, Inc. ("ACS").......................
10.10*(2)    License Agreement dated March 4, 1996 by and between CVD and ACS....
10.11(2)     Series B Stock Purchase Agreement dated March 29, 1996 by and between CVD and EndoSonics..........................................
10.12(2)     License Agreement dated December 22, 1995 by and between CVD and
             EndoSonics..........................................................
10.13(1)     Stockholder Agreement with EndoSonics...............................
10.14(1)     Tax Allocation Agreement with EndoSonics............................
10.15(2)     Industrial Lease dated February 23, 1995 by and between the Irvine
             Company and CVD.....................................................
10.16(1)     Waiver and Grant of Warrant dated May 2, 1996 by and between SCIMED,
             CVD and EndoSonics..................................................
10.17        Amendment to Japanese Distribution Agreements dated May 13, 1996 by and between CVD and Fukuda..........................................
11.1(2)      Computation of Earnings Per Share...................................

                                                                                     SEQUENTIALLY
 EXHIBIT                                                                               NUMBERED
   NO.                                   DESCRIPTION                                     PAGE
- ---------    --------------------------------------------------------------------    ------------
23.1         Consent of Ernst & Young LLP, Independent Auditors..................
23.2(1)      Consent of Brobeck, Phleger & Harrison LLP. Reference is made to
             Exhibit 5.1.........................................................
24.1(2)      Power of Attorney. .................................................
27.1         Financial Data Schedule.............................................

- ---------------

 *  Confidential treatment requested.

(1) To be filed by amendment.

(2) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 3, 1996.

                                    APPENDIX

INSIDE FRONT COVER

Caption: The Next Generation...

[Graphic: FOCAL Technology catheter. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: CVD's patented FOCAL Technology catheter balloons have smaller end diameters and larger center diameters which target therapy directly to the site of the coronary disease.

[Graphic: M(3) Technology catheter. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: CVD's patented M(3) Technology combines multiple membranes of polymeric balloon material to form a single balloon that enables balloon angioplasty with local drug delivery and perfusion of blood on a single device.

GATEFOLD FOLLOWING INSIDE FRONT COVER

Caption: The Next Generation...

Caption: FOCAL Force Delivery

[Graphic: Atherosclerotic blockage in a coronary artery. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: This drawing depicts a typical atherosclerotic blockage in a coronary artery (8-12mm length).

[Graphic: Inflated conventional angioplasty balloon. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: Conventional balloon angioplasty may cause significant damage to the arterial wall surrounding the blockage.

[Graphic: Inflated FOCAL Technology balloon. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: FOCAL angioplasty directs therapeutic radial force at the blockage with minimal damage to the adjacent arterial wall.

[Graphic: Stent positioned on FOCAL Technology balloon. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: The Company's FOCAL and M(3) Catheters have not been approved for stent delivery by the FDA for commercial sale in the United States. The Company markets these catheters for stent delivery in international markets only. There can be no assurance that these products will receive FDA approval for stent delivery.

Caption: Vascular Stent Delivery

[Graphic: Angiogram. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: Pre-procedure angiogram showing blockage of an artery.

[Graphic: Angiogram. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: CVD FOCAL catheter delivering standard coronary stent to disease site.

[Graphic: Angiogram. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: Post-procedure angiogram showing successful result.

Caption: Local Drug Delivery

[Graphic: Drug delivery catheter. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: The crossing profile of the deflated drug delivery-PTCA catheter is equal to or smaller than most conventional angioplasty catheters.

[Graphic: Drug delivery catheter. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: The catheter can be inflated with contrast media to perform balloon angioplasty in total occlusions.

[Graphic: Drug delivery catheter. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: The M(3) membrane surrounds the angioplasty balloon and allows controlled, uniform, site-specific delivery of drugs.

[Graphic: Drug delivery catheter. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: The Company's M(3) site-specific drug delivery technology can be combined with stent delivery on a single catheter.

INSIDE BACK COVER

Caption: Vascular Access Delivery

[Graphic: SmartNeedle Vascular Access Product. This graphic was previously filed with the Company's Registration Statement on Form S-1.]

Graphic Caption: The Company's patented SmartNeedle vascular access technology provides rapid, vascular access to the vasculature to facilitate interventional procedures.

Caption: FOCAL Technology Products -- FOCUS, CAT, FACT ARC, LYNX M(3) Technology Products -- Periflow, Bullett, Transport Vascular Access Products -- SmartNeedle

Caption: The CAT, ARC, LYNX and Transport have not been approved by the FDA for sale in the United States.